Exhibit 10.1

THIS AGREEMENT is made on	2006
BETWEEN
(1)	The persons whose names and addresses are set out in Schedule 1 (“the Sellers”);

(2)	DAY INTERNATIONAL (UK) HOLDINGS (registered number 02956635) whose registered office is at Varn House, Northbank Industrial Estate, Irlam, Manchester M44 5DL (“the Buyer”); and

(3)	DAY INTERNATIONAL INC (a company incorporated in Delaware) whose principal office is at 130 West Second Street, Suite 1700, Dayton, Ohio 45402 (the “Guarantor”).
OPERATIVE CLAUSES
1.	INTERPRETATION

In this Agreement:

1.1	the following expressions have the following meanings unless inconsistent with the context:

“Accounting Date”	31 December 2005

“Accounting Standards”	the statements of standard accounting practice referred to in section 256 CA 1985 issued by the Accounting Standards Board or such other body as may be prescribed by the Secretary of State from time to time, including the statements of standard accounting practice formerly issued by the Accounting Standards Committee and since adopted by the Accounting Standards Board, the Abstracts issued by the Urgent Issues Task Force and any financial reporting standards issued by the Accounting Standards Board or such other body referred to above and, where applicable, will include the International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by EU regulation

“Accounts”	the accounts of each Group Member, including in the case of the Company its consolidated accounts for the financial year which ended on the Accounting Date, comprising in each case a balance sheet, a profit and loss account, notes, directors’ reports and a cash flow statement in the agreed terms

“Actual Net Debt”	the actual Debt less Cash as at the close of business on the date of Completion as stated in the Actual Net Debt Statement

“Actual Net Debt Statement”	the written statement in the agreed terms setting out the Actual Net Debt as agreed or determined in accordance with Schedule 8

“Bank Debt”	all borrowings of the Group from a bank or other financial institution including term loans, overdrafts and other similar lending facilities

“Business Day”	any day (other than a Saturday or Sunday) on which banks are open in London for normal banking business

“Buyer’s Accountants”	Ernst & Young of Barbirolli Square, Manchester (or such other firm as the Buyer may notify to the Sellers)

“Buyer’s Group”	any of the following from time to time: the Buyer, its subsidiaries and subsidiary undertakings (including each member of the Group) and any holding company or parent undertaking of the Buyer and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Buyer and “member of the Buyer’s Group” will be construed accordingly

“Buyer’s Funders”	those entities providing funding to the Buyer’s Group pursuant to (i) a Credit & Guarantee Agreement dated 5 December 2005 relating to the provision of Senior Secured First Lien Credit Facilities and (ii) a Credit & Guarantee Agreement dated 5 December 2005 relating to the provision of Secured Second Lien Credit Facilities

“Buyer’s Solicitors”	Eversheds LLP of Eversheds House, 70 Great Bridgewater Street, Manchester, M1 5ES

“CA 1985”	the Companies Act 1985

“Capitalisation Ordinary Shares”	the ordinary shares of 1p each in the capital of the Company to be issued in accordance with Part A of Schedule 5

“Cash”	all cash (whether in hand, at the bank or in transit) or cash equivalents held by or for the Group and balances of the Group with banks or other financial institutions

“CC”	means the UK Competition Commission

“Company”	Duco Holdings Limited (details of which are set out in Schedule 2)

“Completion”	completion of the sale and purchase in accordance with clause 4

“Completion Statements”	the statements prepared in accordance with paragraph 1 of Schedule 8

“Computer Systems”	all computer hardware, Software, microprocessors and any other items that connect with any of them which in each case are used in any Group Member’s business or are in the possession of any Group Member and are material in the context of the Group’s business taken as a whole

“Confidential Information”	all information not publicly known, used in or otherwise relating to any Group Member’s business, customers, or financial or other affairs, including information relating to

(a) trade secrets, know-how, ideas, computer systems and computer software;

(b) future projects, business development or planning, commercial relationships and negotiations; and

(c) the marketing of goods or services including customer names and lists, sales targets and statistics

“Consultancy Termination Agreement”	an agreement in the agreed terms terminating the agreement by which Martin Rees acts as a consultant to the Company

“Contract”	any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise, and any arrangement or understanding, in each case whether legally binding or not

“Debt”	the indebtedness of the Group to third parties in relation to any finance lease or hire purchase agreement (other than indebtedness in respect of fixed assets purchased by a Group Member between the date of this Agreement and Completion in compliance with Schedule 7) and the Bank Debt, including the amount of any penalty, fee or other payment required to be paid by any Group Member to any such third party upon repayment of such Bank Debt but for avoidance of doubt excluding the Loan Note Debt

“Disclosed”	facts, matters or other information fairly disclosed by or in any of the Disclosure Documents in such a manner and with such accuracy and detail so as to enable the Buyer to make an informed assessment of the fact, matter or information concerned, its nature and effect

“Disclosure Documents”	the Disclosure Letter and the contents of the documents listed in Schedule 1 to the Disclosure Letter

“Disclosure Letter”	the letter having the same date as this Agreement from the Management Sellers to the Buyer qualifying the Warranties, the receipt of which has been acknowledged by the Buyer or on its behalf by the Buyer’s Solicitors

“EC Treaty”	the treaty establishing the European Union 1992

“EHS Law”	all applicable law (whether criminal, civil or administrative), common law, judgment, court order, statute, statutory instrument, regulation, directive, European Union decision (insofar as legally binding), by-law, treaty, government circular, code of practice (having the force of law), or instruction or decision of any competent regulatory body in force from time to time relating to EHS Matters

“EHS Matters”	all or any matters relating to the pollution or protection of the Environment or harm to or the protection of human health and safety or the health of animals and plants

“EHS Permits”	all or any permits, consents, licences, approvals, certificates and other authorisations required by EHS Law for the operation of the business of the relevant Group Member or the condition or use of the Property as the same is carried on or used (as applicable) as at the date of this Agreement

“Encumbrance”	any mortgage, charge, pledge, lien, assignment, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest, other encumbrance or security interest of any kind, or other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect

“Environment”	any air (including air within natural or man-made structures above or below ground), water (including territorial, coastal and inland waters, ground water and water in drains and sewers), and land (including surface land, sub-surface land, seabed and river bed under water)

“Environmental Policy Deductible Letter”	a letter in the agreed terms by which the Institutional Sellers agree to bear the cost of certain deductibles in respect of an environmental insurance policy

“Estimated Net Debt”	the estimated Debt less Cash as at the close of business on the date of Completion as stated in the Estimated Net Debt Statement

“Estimated Net Debt Statement”	the written statement in the agreed terms to be delivered by the Management Sellers to the Buyer on Completion in accordance with the provisions of Schedule 5, setting out details of the Estimated Net Debt and the Estimated Loan Note Consideration

“Estimated Loan Note Consideration”	the estimate of the Loan Note Consideration to be incorporated into the Estimated Net Debt Statement

“Euro”	the European single currency

“Event”	means any act, omission, occurrence, transaction or circumstance (including Completion)

“FCO”	means the German Federal Cartel Office

“Graphite”	shall have the meaning given thereto in Schedule 1, Part II

“Graphite Loan Note Interest”	means the accrued but unpaid interest in respect of the Loan Notes held by Graphite immediately prior to Completion

“Group”	the Company and each of its subsidiaries (as defined at sections 736 and 736A CA 1985)

“Group Member”	any company which is a member of the Group at the date of this Agreement

“GWB”	means the Gesetz gegen Wettbewerbsbeschränkungen (German Act against Restraints of Competition)

“Hazardous Substance”	any matter, whether alone or in combination with any other matter, capable of causing harm to man or any other living organism or damaging to the Environment or public health or welfare, including radioactive matter, ozone depleting substances, and genetically modified organisms

“ICTA”	Income and Corporation Taxes Act 1988

“Initial Loan Note Consideration”	a sum equal to the Estimated Loan Note Consideration less £600,000 (being the Retention Fund)

“Insider”	any person who is a Seller or who is or was at any time in the 4 years preceding the date of this Agreement a director of any Group Member, or who is or was at any time in the 4 years preceding the date of this Agreement connected (as defined in section 839 ICTA) with any Seller or any such director

“Institutional Sellers”	those Sellers listed in Part II of Schedule 1

“Insurance Costs”	the following costs incurred (or to be incurred at Completion) by the Buyer’s Group:-

(a) an insurance premium plus 5% insurance premium tax relating to a warranty and indemnity insurance policy to be issued by New Hampshire Insurance Company in respect of the Warranties and the tax covenant in Schedule 4;

(b) an insurance premium plus 5% insurance premium tax relating to a premises pollution liability policy to be issued by ACE European Group Limited in respect of the Property;

(c) a fee of £20,000 payable to the Buyer’s insurance brokers, Marsh, in relation to the effecting of the above insurances.

“Intellectual Property Rights”	all patents, utility models, trade marks, trade or business names, logos or straplines, domain names, copyright, moral rights, rights to prevent passing off or unfair competition, database rights, rights in designs, know how and all other intellectual or industrial property rights, in each case whether registered or unregistered and including applications or rights to apply for them and together with all extensions and renewals of them, and in each and every case all rights or forms of protection having equivalent or similar effect anywhere in the world

“LDC”	shall have the meaning given thereto in Schedule 1, Part II

“Loan Notes”	the £9,297,000 unsecured loan notes issued by the Company on 25 August 1999

“Loan Note Consideration “	the consideration payable by the Buyer for the Loan Notes as determined in accordance with Schedule 8

“Loan Note Debt”	the principal amount together with accrued interest owed by the Company in respect of the Loan Notes (save to the extent capitalised pursuant to Part A of Schedule 5)

“Management Sellers”	those Sellers listed in Part I of Schedule 1

“March Balance Sheet”	the balance sheet of the Group as at 31 March 2006 in the agreed terms

“OFT”	means the UK Office of Fair Trading

“Ordinary Shares”	the ordinary shares of 1p each in the capital of the Company (less the shares the subject of the Pickering Sale Agreement)

“Pension Schemes”	The Duco Group Personal Pension Scheme (F46969) and the Duco Group Stakeholder Scheme (F49565)

“Pickering Sale Agreement”	a conditional sale and purchase agreement dated the date of this Agreement executed by the Buyer and Mr John Pickering in respect of the sale of his shares in the capital of the Company

“Preferred Ordinary Shares”	the preferred ordinary shares of 1p each in the capital of the Company in issue at Completion

“Property”	the property specified in Schedule 6 and each part of such property

“Relevant Claim”	any claim for breach of any of the Warranties

“Retention Account”	the account described in Schedule 10

“Retention Fund”	sum equal to £600,000

“Retention Fund Instruction Letter”	the letter in the agreed terms from the Institutional Sellers and the Buyer to the Sellers’ Solicitors and the Buyer’s Solicitors relating to the Retention Fund

“Sellers’ Accountants”	Ernst & Young LLP of Apex Plaza, Reading, Berkshire RG1 1YE (or such other firm as the Sellers may notify to the Buyer)

“Sellers’ Representative”	the representative of the Management Sellers appointed pursuant to clause 11

“Sellers’ Solicitors”	CMS Cameron McKenna of 160 Aldersgate Street, London, EC1A 4DD (Ref: DCD/JPG)

“Share Consideration”	the consideration for the Shares as specified in clause 2.3

“Shares”	all the issued shares in the capital of the Company at Completion being the Ordinary Shares, the Preferred Ordinary Shares and the Capitalisation Ordinary Shares

“Software”	any form of computer program, including applications software and operating systems, whether in source or object code form

“Stock”	Stocks (as defined in Statement of Standard Accounting Practice No 9 adopted by the Accounting Standards Board) of each Group Member including raw materials, components, work in progress, finished goods and consumables

“Taxation” or “Tax” means:	as defined in Part 1 of Schedule 4

“Taxation Warranties”	the warranties set out in Part 3 of Schedule 4;

“Warranties”	the warranties set out or referred to in clause 5, Schedule 3 and Part 3 of Schedule 4;

“Working Capital”	the aggregate value of the current assets of the Group (excluding Cash and any intangible assets) less the aggregate value of the current liabilities of the Group (excluding Debt) all as shown in the Working Capital Statement

“Working Capital Statement”	the statement of Working Capital to be prepared in accordance with Paragraph 1 of Schedule 8
1.2	references to any statute or statutory provision include, unless the context otherwise requires, a reference to the statute or statutory provision as modified, replaced or re-enacted and in force from time to time prior to Completion and any subordinate legislation made under the relevant statute or statutory provision (as so modified, replaced or re-enacted) in force prior to Completion;

1.3	references to a person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any unincorporated association, joint venture or partnership (whether or not having a separate legal personality);

1.4	references to a document being “in the agreed terms” are to that document in the form agreed and for the purposes of identification initialled by or on behalf of the Sellers and the Buyer;

1.5	references to a person includes a reference to that person’s legal personal representatives;

1.6	the masculine, feminine or neuter gender respectively includes the other genders and reference to the singular includes the plural (and vice versa);

1.7	unless expressly stated otherwise, all obligations, representations and warranties on the part of two or more persons are entered into, given or made by such persons severally;

1.8	references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the Schedule in which such references appear;

1.9	the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.10	the headings in this Agreement will not affect its interpretation; and

1.11	any phrase introduced by the term “include”, “including”, “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term.

2.	SALE AND PURCHASE

2.1	Each of the Sellers will sell with full title guarantee, and the Buyer will buy, the number of Shares and Loan Notes specified opposite that Seller’s name in Schedule 1. The Shares and Loan Notes will be sold free of any Encumbrance and with all rights attached or accruing to them at or after the date of this Agreement (including, in the case of the Loan Notes, any interest accrued but unpaid at Completion).

2.2	Each of the Sellers severally waives any rights of pre-emption or other right or option conferred on them under the articles of association of the Company or otherwise in respect of any of the Shares or the Loan Notes and any of the shares the subject of the Pickering Sale Agreement.

2.3	The consideration for the sale of the Shares is £1 in aggregate. The Loan Note Consideration shall be as set out in Schedule 8.

2.4	Each of the Sellers hereby severally, irrevocably and unconditionally appoints the Buyer and any director of the Buyer for the time being acting severally as his lawful attorney (and to the complete exclusion of any rights that he may have in such regard) for the purpose of exercising any and all voting and other rights and receiving any and all benefits and entitlements which may now or at any time after Completion attach to or arise in respect of any of the Shares and receiving notices of and attending and voting at all meetings of the members of the Company (or any class thereof) and generally executing or approving such deeds or documents (including, without limitation, any shareholder written resolution) and doing any such acts or things in relation to any of the Shares as the attorney may think fit in each case from Completion to the earlier of (i) day on which the Buyer is entered in the register of members as the holders of the Share; and (ii) the date falling 90 days after agreement or determination of the Completion Statements in accordance with Schedule 8. In addition, each of the Sellers hereby authorises and instructs the Company to send all notices in respect of the Shares to the Buyer during such period.

3.	CONDITIONS

3.1	Completion is conditional on the following conditions being satisfied or waived:
3.1.1	the Buyer having notified the Agreement to the FCO and (in so far as the Agreement must be notified in accordance with ss35 to 39 GWB):
(a)	the one month time limit as laid down in s40 paragraph 1 GWB having expired without the FCO having made a Relevant Request and either:

(b)	the FCO having confirmed in writing within that period that the conditions for a prohibition in s36 paragraph 1 GWB are not fulfilled; or

(c)	if no such confirmation is received after submission of a complete notification of this Agreement, neither the Buyer nor the Seller having been notified by the FCO within that period that it has entered into a detailed examination of the Agreement pursuant to s40 paragraph 2 of the GWB; or

(d)	the four month time limit as laid down in s40 paragraph 2 of the GWB, or any extended time period consented to by the Buyer and the Sellers under s40 paragraph 2 sentence 3 point 1 of the GWB, having expired and s40 paragraph 2 sentence 3 of the GWB not otherwise applying and either:
(i)	the FCO having issued a formal clearance decision pursuant to s40 paragraph 2 GWB; or

(ii)	if no such confirmation is received after submission of a complete notification of this Agreement, the FCO not having issued an order prohibiting the Agreement pursuant to s40 paragraph 2 GWB; or

(iii)	the FCO having waived the requirement to suspend Completion pursuant to s41 paragraph 2 GWB; and
3.1.2	the OFT having indicated in terms satisfactory to the Buyer (acting reasonably) that it is not its intention to refer the acquisition of the Shares pursuant to this Agreement to the CC; and

3.1.3	approval by the Buyer’s Funders of the terms of this Agreement and the transaction contemplated hereby for the purpose of the provision of finance to the Buyer (including, without limitation, the guarantee undertaking by the Guarantor under clause 16).

3.2	If, prior to the Conditions in clause 3.1 being satisfied, the FCO and/or the OFT has made a request to the European Commission pursuant to Article 22(3) ECMR, Completion will then be conditional on the following conditions being satisfied:
3.2.1	the European Commission having issued a decision pursuant to Article 6(1)(b) (or being deemed to have done so pursuant to Article 10(6)) ECMR in respect of those parts of the Agreement which were the subject of the request; or

3.2.2	(if the European Commission issues a decision pursuant to Article 6(1)(c) ECMR to initiate proceedings in respect of those parts of the Agreement which were the subject of a request) the European Commission having subsequently issued a decision under Article 8(2) ECMR; or
3.2.3	the European Commission having granted a derogation from the requirement to suspend Completion pursuant to Article 7(4) ECMR.
3.3	The Buyer and the Management Sellers will use all reasonable endeavours to procure that the conditions set out in clauses 3.1.1 and 3.1.2 and (if relevant) 3.2 and (in the case of the Buyer only) 3.1.3 are satisfied as soon as practicable.

3.4	The Buyer shall:
3.4.1	forthwith following confirmation from the Buyer’s Funders of the approval referred to in the condition set out in clause 3.1.3 provide to the Institutional Sellers and the Sellers’ Representative written notification of the fulfilment of such condition, whereupon such condition shall be deemed to be irrevocably satisfied; and

3.4.2	within 10 Business Days following the date of this Agreement, submit the clearance applications to the relevant authorities referred to in the conditions set out in clauses 3.1.1 and 3.1.2, duly completed and signed, together with all requisite supporting information.
3.5	The Buyer and the Institutional Sellers may, acting together, waive the conditions set out in clause 3.1 (and, if relevant, clause 3.2) either in whole or in part.

3.6	If the conditions set out in clauses 3.1.1 or 3.1.2 have not been waived or satisfied within 80 Business Days of the date of this Agreement (or such later date as may be agreed in writing between the Buyer and the Institutional Sellers), this Agreement will automatically terminate.

3.7	If the condition set out in clause 3.1.3 has not been waived or satisfied on or before the date falling 10 Business Days from the date of this Agreement (or such later date as may be agreed in writing between the Buyer and the Institutional Sellers), this Agreement will automatically terminate.

3.8	Upon termination of the Agreement pursuant to clauses 3.5, 3.6, 3.7 or 6 the following provisions will apply:
3.8.1	the Buyer will destroy or return to the Sellers all information (and all copies of such information) which has been supplied to the Buyer or its advisers by the Sellers or their advisers before such date, together with all documents and information prepared by or on behalf of the Buyer and derived from such information;

3.8.2	each of the parties’ further rights and obligations cease immediately on termination, but termination does not (subject to clause 3.8.3 below) affect the parties’ accrued rights and obligations on the date of termination (and clauses 1, this clause 3, clauses 8.1, 8.2 and 10 to 20 (inclusive) (the “Surviving Clauses”) shall survive termination without limit in time); and

3.8.3	the Management Sellers shall have no liability in respect of the Warranties, save in the case of deliberate concealment or deliberate misrepresentation.
3.9	Pending Completion the Management Sellers will procure that each Group Member complies with the requirements set out in Schedule 7 (save with the prior written consent of the Buyer, not to be unreasonably withheld or delayed).

3.10	In the period between the date of this Agreement and Completion, the Management Sellers undertake to procure that a relevant Group Member takes reasonable steps to seek to procure the registration or transfer of the trademark “Cow” in India in the name of or to such relevant Group Member in full consultation with the Buyer.

4.	COMPLETION

4.1	Completion will take place at the offices of the Buyer’s Solicitors on the third Business Day after the date on which the conditions set out in clause 3.1 have all been achieved or waived or on such earlier date or such other location as may be agreed between the Sellers and the Buyer.

4.2	At Completion, the Sellers and the Buyer will comply with the provisions of Schedule 5.

4.3	The Sellers’ Solicitors are authorised to receive the Share Consideration and the Loan Note Consideration on behalf of each Seller and payment to them will be a good and sufficient discharge to the Buyer and the Buyer will not be further concerned as to the application of the moneys so paid.

4.4	Neither the Buyer nor the Sellers are obliged to complete this Agreement unless:
4.4.1	the Sellers comply with all their obligations under Schedule 5 and the Buyer complies with its obligations under paragraph 4 of Part B of Schedule 5; and

4.4.2	the purchase of all the Shares is completed simultaneously.
4.5	If the Sellers or the Buyer fail or are unable to perform any obligation required to be performed by them (“the Defaulting Party”) under Schedule 5 by the date for Completion as fixed pursuant to clause 4.1 the Sellers or the Buyer as applicable (the “Non Defaulting Party”) may, in its absolute discretion, by notice to the Defaulting Party:
4.5.1	elect to proceed to Completion to the extent reasonably practicable without prejudice to the Non Defaulting Parties’ rights under this Agreement and specify a later date on which the Defaulting Parties will be obliged to complete the outstanding obligations of the Defaulting Parties;

4.5.2	elect to postpone Completion to date not more than 20 Business Days after the date for Completion as agreed pursuant to clause 4.1; or

4.5.3	terminate this Agreement with immediate effect without liability on the part of the Non Defaulting Parties;
save that where no notice is provided within two Business Days after the date for Completion as determined pursuant to clause 4.1 then the Agreement will be deemed terminated on close of business on that second Business Day and the provisions of clause 4.7 will apply in respect of the right and obligations of the parties.

4.6	If the Non Defaulting Parties postpone Completion to another date in accordance with clause 4.5.2, the provisions of this Agreement apply as if that other date is the date as agreed pursuant to clause 4.1.

4.7	If the Non Defaulting Parties terminate this Agreement pursuant to clause 4.5.3, each of the parties’ further rights and obligations cease immediately on termination and the provisions of clause 3.8 shall apply.

5.	WARRANTIES

5.1	The Management Sellers jointly and severally warrant to the Buyer in the terms of the Warranties as at the date of this Agreement.

5.2	The Warranties are qualified by all facts, matters and information Disclosed. Save as set out in Schedule 9 no other information of which the Buyer has knowledge (actual, imputed or constructive) will prejudice or reduce any Relevant Claim.

5.3	Save in the case of fraud or wilful non disclosure, the Management Sellers waive and may not enforce any right which the Management Sellers may have against any Group Member, or any director or employee of any Group Member, on which or on whom any of them may have relied in agreeing to any term of this Agreement or any statement in the Disclosure Letter, save that this waiver will not preclude any Management Seller from claiming against any other Management Seller under any right of contribution or indemnity to which such Management Seller may be entitled.

5.4	Each Warranty is to be construed independently and is not limited or restricted by any other Warranty or any other term of this Agreement.

5.5	Unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Management Sellers (or similar expression), each Management Seller will be deemed to have such knowledge, information, belief or awareness as such Management Seller would have obtained had such Management Seller made reasonable enquiries into the subject matter of that Warranty and the knowledge, information, belief and awareness of any one of the Management Sellers will be imputed to all the Management Sellers.

5.6	For the purposes only of quantifying the losses of the Buyer in respect of any Relevant Claim, the amount of the Consideration paid for the Shares held by the Management Sellers shall be deemed to be £5,500,000.

5.7	The liability of the Management Sellers in respect of any Relevant Claims shall be limited as provided in Schedule 9.

5.8	The Management Sellers acknowledge that, in addition to agreeing to purchase the Shares on the terms hereof, the Buyer has agreed to pay the Share Consideration and has agreed to purchase the Loan Note Debt and to pay the Loan Note

Consideration therefor and further the Buyer has agreed to procure the repayment of the Bank Debt as provided in paragraph 5 of Part B of Schedule 5. For the avoidance of doubt, the Management Sellers further acknowledge that in the event of a breach of a Warranty, the loss that the Buyer may suffer and be entitled to recover would not be restricted to the amount of the excess of the Share Consideration above zero and should be calculated taking into account the full amount of the value provided by the Buyer through the payment obligations described above.

5.9	If any Management Seller is liable to the Buyer under the terms of this Agreement including under the Warranties or Schedule 4 then such Management Seller shall be entitled (at his sole discretion) to either:
5.9.1	pay the amount of such liability to the Buyer (or a part thereof); or

5.9.2	subscribe for a non-voting, non-participating share (“Non-Participating Share”) of £1.00 par value in the capital of the Company paying such amount for such subscription as equals the amount of such liability less any payment made under clause 5.9.1 above (with £1 of the same paying up the nominal value of such share and the balance being premium).
5.10	The Buyer shall procure that Company and its directors from time to time take all necessary steps to increase the Company’s share capital and to issue and allot Non-Participating Shares to give effect to any subscriptions to be made by the Management Sellers (or any of them) in accordance with clause 5.9.2.

5.11	Following any issue of a Non-Participating Share to any Management Seller pursuant to clause 5.9.2:
5.11.1	the Management Seller shall have an irrevocable option to require the Buyer to purchase such Non-Participating Share at the price of £1 per share; and

5.11.2	the Buyer shall have an irrevocable option to purchase such Non-Participating Share from the Management Seller at the price of £1 per share, each such option to be exercised by written notice to the other party with the relevant sale and purchase of the Non-Participating Share to be completed within 5 Business Days following receipt of such notice.

6.	TERMINATION RIGHTS

6.1	The Buyer may by notice in writing to the Sellers at any time prior to Completion elect to terminate this Agreement without liability on the part of the Buyer if any fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) comes to the notice of the Buyer at any time prior to Completion which:
6.1.1	constitutes a material breach by the Management Sellers of any provision of Schedule 7; or

6.1.2	constitutes a material breach of any Warranty or would constitute a material breach of any Warranty if such Warranties were repeated on or at any time before Completion by reference to the facts and circumstances then existing and on the basis that any reference to “date of this

Agreement” or equivalent term within a Warranty will be construed as a reference to the time of repetition; or

6.1.3	affects or is likely to affect materially and adversely the financial position of the Company or any other Group Member (not being an event affecting or likely to affect to a similar extent generally all companies carrying on similar businesses in the United Kingdom)
and for the purpose of this clause 6.1 a matter, fact or event or breach shall be “material” if such matter, fact, event or breach either:-
(a)	is reasonably likely to result in a reduction in earnings (before interest and tax) of the Group over the 12 month period commencing on the date of this Agreement in excess of £350,000; or

(b)	is reasonably likely to give rise to a liability of the Group in excess of £1,700,000.
6.2	The Buyer’s termination rights under this clause 6 are without prejudice to any other rights or remedies the Buyer may have under this Agreement or generally at law.

7.	CONFIDENTIALITY; USE OF NAME

7.1	Except so far as required by law or any governmental or regulatory organisation and in those circumstances only after prior consultation with the Buyer (to the extent reasonably practicable and lawful) and subject to clause 7.2, each of the Sellers severally undertakes to the Buyer and each Group Member that such Seller will not at any time after Completion:
7.1.1	disclose any Confidential Information to any person except to those authorised by the relevant Group Member to know;

7.1.2	use any Confidential Information for the Sellers’ own purposes or for any purposes other than those of the relevant Group Member; or

7.1.3	cause or permit any unauthorised disclosure of any Confidential Information.
7.2	The provisions of clauses 7.1 and 8.1 below shall not apply to any announcement or disclosure by the Institutional Sellers as part of their reports to their investors.

7.3	Each of the Management Sellers undertakes to the Buyer and each Group Member that the respective Management Seller will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer, without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), at any time following Completion use in connection with any business which is competitive with the business of any Group Member any name (in whatever form) which includes the name of any Group Member or any trading style or get up which is confusingly similar to that used by any Group member as at Completion.

8.	ANNOUNCEMENTS; RIGHTS OF ACCESS

8.1	Subject to clause 8.2 no party will make or send any press or other public announcement, communication or circular (whether to shareholders, employees,

customers, suppliers or otherwise) concerning the transactions contemplated by this Agreement or any matter ancillary to it unless it has first obtained the prior written approval of the Buyer (in the case of the Sellers) or the prior written approval of LDC, Graphite and the Sellers’ Representative (in the case of the Buyer or the Guarantor), in each case such approval in each case not to be unreasonably withheld or delayed.

8.2	Clause 8.1 does not apply to any announcement, communication or circular:
8.2.1	made or sent by the Buyer after Completion to a customer, client or supplier of any Group Member informing it solely of the Buyer’s purchase of the Shares; or

8.2.2	required by the law of any relevant jurisdiction, or any governmental or regulatory organisation provided, if reasonably practicable, that the party required to make it has first consulted and taken into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch; or

8.2.3	where the information disclosed therein was in the public domain before it was furnished to the relevant Party or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this clause or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that party.
8.3	From the date of fulfilment of the condition set out in clause 3.1.3 until Completion, the Management Sellers undertake to consult with the Buyer on any new material matters or decisions affecting the business of the Group and, upon request, to provide all material information to the Buyer in connection with such matters or decisions.

9.	COSTS

Except where expressly stated otherwise, each party to this Agreement will bear such party’s own costs and expenses relating to the negotiation, preparation and implementation of this Agreement. No Group Member will bear any part of such costs and expenses.

10.	NOTICES

10.1	Any notice or other communication given in connection with this Agreement will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax to the recipient’s address set out (in the case of the Buyer and the Guarantor) at clause 10.3 and (in the case of the Sellers) at Schedule 1 or to any other address which the recipient has notified in writing to the sender received not less than 7 Business Days before the notice was despatched.

10.2	A notice or other communication is deemed given:
10.2.1	if delivered personally, upon delivery at the address provided for in this clause; or

10.2.2	if sent by pre-paid first class post, on the second Business Day after posting it; or

10.2.3	if sent by air mail, on the sixth Business Day after posting it; or

10.2.4	if sent by fax, when confirmation on completion of its transmission has been recorded by the sender’s fax machine provided that, if it is delivered personally or sent by fax on a day which is not a Business Day or after 4 pm on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

10.3	The Buyer’s address referred to in clause 10.1 is:

To:	Day International (UK) Limited

Address:	Balgary Street, Dundee DD3 8HN

For the attention of:	Dermot Healy

Fax:	01382 832 310

With copies to:-

Day International Inc
130, West Second Street, Suite 1700, Dayton, Ohio 45402
FAO Thomas J Koenig
Fax 001 937 226 0052

Eversheds LLP
Eversheds House, 70 Great Bridgewater Street, Manchester M1 5ES
FAO Christopher Tinsley
Fax 0161 831 8888
The Guarantor’s address referred to at clause 10.1 is as above.

10.4	Any notice or other communication served on the Sellers’ Representative will be treated as validly given to all the Management Sellers.

10.5	Any notice or other communication addressed to a deceased Seller or to a deceased Seller’s personal representatives, notwithstanding that no grant of representation has yet been made in respect of such Seller’s estate, at the Seller’s address in accordance with the foregoing provisions of this clause or at such other address as may have been notified by the personal representatives in writing to the sender as being their address for service, and otherwise served in accordance with the foregoing provisions, will be deemed valid service to that Seller.

10.6	The provisions of this clause will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.

11.	SELLERS’ REPRESENTATIVE

The Management Sellers hereby appoint Jon Sherry as their representative who may authorise the making of any consent, approval or request expressed to be made on behalf of the Management Sellers to the Buyer pursuant to the terms of this Agreement. The Management Sellers may by unanimous decision appoint a replacement Sellers’ Representative provided that the Buyer has been given 7 Business Days’ prior written notice of such appointment.

12.	ASSIGNMENT

12.1	The Buyer may assign (in whole or in part) the benefit of this Agreement to any other member of the Buyer’s Group provided that, if such assignee ceases to be a member of the Buyer’s Group, the Buyer will procure that all the benefits relating to this Agreement that have been assigned to such assignee are re-assigned to the Buyer immediately before such cessation.

12.2	None of the Sellers may assign the benefit of, or any of their rights under, this Agreement.

12.3	This Agreement will be binding and enure for the benefit of the personal representatives, successors in title and permitted assigns of each of the parties and references to the parties will be construed accordingly.

13.	FURTHER ASSURANCE

Each party will do, or procure the doing of, at the cost of the requesting party all acts and things and execute, or procure the execution of, all documents as any other party reasonably considers necessary to give full effect to the terms of this Agreement.

14.	RIGHTS OF THIRD PARTIES

Each Group Member has the right to enforce only clauses 7 and 8 and Mr John Pickering has the right to enforce only clause 16 (insofar as the Obligations relate to the Pickering Sale Agreement) and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. Except as stated in this clause, the parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

15.	ENTIRE AGREEMENT

This Agreement and the documents referred to in it constitute the entire agreement between the parties and supercedes any previous agreement, understanding, undertaking or arrangement of any nature whatsoever between the parties relating to the subject matter of this Agreement.

16.	GUARANTEE

16.1	The Guarantor (as primary obligor and not as surety only) irrevocably and unconditionally:
16.1.1	guarantees to the Sellers and to Mr John Pickering the due and punctual payment by the Buyer to the Sellers of the Share Consideration and the Loan Note Consideration in accordance with the terms of this Agreement, and (in the case of Mr John Pickering) the consideration payable under the Pickering Sale Agreement (the “Obligations”); and

16.1.2	undertakes that if any amount guaranteed by this clause is not recoverable on the basis of a guarantee for any reason it will (as a separate and independent stipulation) pay the Sellers on demand whatever amount or amounts shall equal what it would have been liable to pay but for such irrecoverability and shall indemnify the Sellers against all losses and claims, expenses, actions and liabilities suffered or incurred by the Sellers in connection with such irrecoverability.
16.2	This is a continuing guarantee and the Guarantor’s undertakings under this Agreement shall remain in full force and effect until final performance in full of its obligations under this Agreement notwithstanding any intermediate payment or performance or the invalidity or unenforceability in whole or in part of any of the Obligations or any other event.

16.3	The guarantee and undertakings contained in this clause shall be discharged by the full performance by the Guarantor of its obligations under this Agreement, but otherwise shall not be discharged or affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from those obligations in whole or in part including:
16.3.1	the granting of time, or any waiver or other indulgence (including any extension, renewal, acceptance, forbearance or release in respect of any of the Obligations);

16.3.2	the taking, variation, compromise, renewal or release of or refusal or neglect to perform or enforce any rights, remedies or securities against the Buyer or any other person;

16.3.3	any modification, variation or addition to the terms of any of the Obligations or of any other document or security;

16.3.4	any irregularity, defect or informality in the terms of any of the Obligations or any other document or security or any legal limitation, disability, incapacity or want of authority of any person;

16.3.5	any transfer or assignment of any rights or obligations by any Party, whether or not they relate to the Obligations;

16.3.6	any corporate reorganisation, reconstruction, amalgamation, dissolution, liquidation, merger, acquisition of or by or other alteration in the corporate existence or structure of any Party, or the non-existence of any of the Buyer; or
any composition or similar arrangement by any Party or any other person
16.4	Where any discharge (whether in respect of any of the Obligations or any security for the Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored for any reason, the liability of the Guarantor under this Agreement shall continue as if the discharge or arrangement had not been made.

16.5	This guarantee and indemnity is in addition to and is not in any way prejudiced by any other security now or in future held by or on behalf of the Sellers.

16.6	For the avoidance of doubt, the provisions of this clause 16 shall only take effect following satisfaction of the condition set out in clause 3.1.3.

17.	GENERAL

17.1	Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.

17.2	Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

17.3	Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

17.4	The Buyer may release or compromise the liability of, or grant time or any other indulgence to, any person who is a party to this Agreement without in any way prejudicing or affecting the liability (whether joint and several or otherwise) of any other person who is a party to this Agreement.

17.5	In the event of any claim being made against the Management Sellers under the Warranties or Part 2 of Schedule 4, the Management Sellers will not plead against such claim the Limitation Act 1980 or any other statute (present or future) directly or indirectly consolidating, extending, replacing or re-enacting the same, or any other rule of law relating to limitation of time in which an action can be brought or claim made; provided that this clause 17.5 is without prejudice to any express provision of this Agreement regarding time limits for notifying or making claims or bringing proceedings.

17.6	Except as required by law, all payments by the Management Sellers under this Agreement will be made free and clear of all deductions and withholdings in respect of Taxation.

17.7	Subject to clause 17.8, if any deduction or withholding is required by law to be made from any payment by the Management Sellers under this Agreement or if (ignoring any available Relief (as defined in Schedule 4)) the Buyer is subject to Taxation in respect of any payment by the Management Sellers under this Agreement, the Management Sellers covenant with the Buyer to pay to the Buyer such additional amount as is necessary to ensure that the net amount received and retained by the Buyer (after taking account of such deduction or withholding or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation. PROVIDED THAT, to the extent that any additional amount paid under this clause 17.7 results in the Buyer obtaining a Relief, the Buyer shall pay to the Management Sellers, within 5 Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under this clause 17.7.

17.8	If the Buyer assigns the benefit of this Agreement to any other party under clause 12 or if the Buyer is not tax resident in the United Kingdom, clause 17.7 shall only apply to the extent that it would have applied had the benefit not been so assigned or had the Buyer been tax resident in the United Kingdom.

17.9	The rights and remedies expressly provided for by this Agreement will not exclude any rights or remedies provided by law.

17.10	No amendment or variation to the terms of this Agreement will be valid unless it is in writing and signed by or on behalf of each party to this Agreement but no variation will require the consent of any Group Member.

17.11	Save as expressly provided to the contrary herein, if any party to this Agreement (“the Paying Party”) becomes liable to pay to any other party or the Company any sum pursuant to this Agreement whether a liquidated sum or by way of damages or otherwise, the Paying Party will be liable to pay interest on such sum from the due date for payment at the annual rate of 2 per cent. above the base lending rate from time to time of Lloyds TSB Bank plc accruing on a daily basis until payment is made, whether before or after any judgment.

18.	GOVERNING LAW AND JURISDICTION

18.1	The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement will be governed by the law of England and Wales.

18.2	The courts of England and Wales will have exclusive jurisdiction to settle any dispute which arises out of or in connection with this Agreement. The parties irrevocably agree to submit to that jurisdiction.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered will be an original.

20.	EXECUTION

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

SCHEDULE 1
The Sellers
Part I : Management Sellers

Name and address of
registered and beneficial	Number and class of
owner	Shares to be sold	Maximum Liability (£)
(1)	(2)	(3)
Jonathan Steven Sherry 3 Clumber Close Ashbourne Derbyshire DE6 1JZ	91,170 ordinary shares of 1p	21,500

Martin Gareth Rees The Lodge 4A Calverley Park Gardens Tunbridge Wells Kent TN1 2JN	52,500 ordinary shares of 1p	12,400

Michael Elwine 8 Carisbrooke Road West Park Hartlepool Cleveland TS26 0AB	52,500 ordinary shares of 1p	12,400

Tracy Carline 24 Tangley Drive Wokingham Berkshire RG11 2NY	10,000 ordinary shares of 1p	2,350

Robert Nabet 14 Rue de Thann 68700 Uffholtz France	5,734 ordinary shares of 1p	1350

		50,000

Part II Institutional Shareholders

			Amount of Loan
		Number and Class of	Notes to be sold
	Name and Address	Shares to be sold	(£)
1.	Lloyds TSB Ventures Nominees Limited 45 Old Bond Street London W15 4QT	11,830 preferred ordinary shares of 1p	Nil

2.	Lloyds TSB Development Capital Limited 45 Old Bond Street London W15 4QT	224,768 preferred ordinary shares of 1p	4,863,402
	(parties 1 and 2 together being “LDC”)

3	Graphite Enterprise Trust PLC 4th Floor Berkeley Square House Berkeley Square London W1X 5PA	51,217 preferred ordinary shares of 1p	1,052,783

4	Graphite Enterprise Trust Limited Partnership 4th Floor Berkeley Square House Berkeley Square London W1X 5PA	12,804 preferred ordinary shares of 1p	263,196

5	Graphite Capital Partners V ‘A’ 4th Floor Berkeley Square House Berkeley Square London W1X 5PA	31,792 preferred ordinary shares of 1p	653,501

6	Graphite Capital Partners V ‘B’ 4th Floor Berkeley Square House Berkeley Square London W1X 5PA	30,944 preferred ordinary shares of 1p	636,075

7	Graphite Capital Partners V ‘C’ 4th Floor Berkeley Square House Berkeley Square London W1X 5PA	30,406 preferred ordinary shares of 1p	625,016

8	Graphite Capital Partners V ‘D’ 4th Floor Berkeley Square House Berkeley Square London W1X 5PA	12,831 preferred ordinary shares of 1p	263,746

			Amount of Loan
		Number and Class of	Notes to be sold
	Name and Address	Shares to be sold	(£)
9	Graphite Capital Partners V ‘E’ 4th Floor Berkeley Square House Berkeley Square London W1X 5PA	18,814 preferred ordinary shares of 1p	386,739

10	Graphite Capital Partners V ‘F’ 4th Floor Berkeley Square House Berkeley Square London W1X 5PA	13,573 preferred ordinary shares of 1p	278,995

11	Graphite Capital Partners V ‘G’ 4th Floor Berkeley Square House Berkeley Square London W1X 5PA	11,021 preferred ordinary shares of 1p	226,547

			9,250,000

(parties 3 to 11 (inclusive) together being “Graphite”)

*	together with such number of Capitalisation Ordinary Shares as may be issued to the relevant Graphite entity as contemplated by Part A of Schedule 5

SCHEDULE 2
Details of the Company

Name of Company	:	DUCO HOLDINGS LIMITED

Company Number	:	3810478

Registered Office	:	Eastbourne Road, Slough, Berkshire, SL1 4SF

Place of Incorporation		England

Incorporation Date	:	20 July 1999

Previous Names		Intercede 1457 Limited

Directors	:	Jonathan Steven Sherry
Kevan Leggatt
Martin Gareth Rees

Secretary	:	Martin Gareth Rees

Accounting Reference Date	:	31 December

Authorised Share Capital		£6,993.01 divided into 222,028 ordinary shares of 1p each, 450,000 preferred ordinary shares of 1p each and 27,273 “B” preferred ordinary shares of 1p each

Issued Share Capital		£6,679.04 divided into 217,904 ordinary shares of 1p each and 450,000 preferred ordinary shares of 1p each

Registered and Beneficial Shareholders		As set out in Schedule 1

Mortgages/Charges over Shares or Company’s Assets	:	Composite Guarantee and Debenture dated 25 August 1999 in favour of the Governor and Company of the Bank of Scotland

Assignment of Keyman Life Assurance Policy dated 29 September 1999 in favour of the Governor and Company of the Bank of Scotland

Auditors		Ernst & Young

Details of other Group Members

Name of Company	:	DUCO INTERNATIONAL LIMITED

Company Number	:	3471699

Registered Office	:	Eastbourne Road, Slough, Berkshire, SL1 4SF

Place of Incorporation		England

Incorporation Date	:	26 November 1997

Previous Names		Graphic Products Limited

Directors	:	Jonathan Steven Sherry, Michael Elwine, Martin Gareth Rees

Secretary	:	Martin Gareth Rees

Accounting Reference Date	:	31 December

Authorised Share Capital		£1,400 divided into 1,400 ordinary shares of £1 each

Issued Share Capital		£1,400 divided into 1,400 ordinary shares of £1 each

Mortgages/Charges over Shares or Company’s Assets Status	:	Composite Guarantee and Debenture dated 25 August 1999 in favour of The Governor and Company of the Bank of Scotland

Deed of Assignment of Life Policy dated 24 April 2003 in favour of the Governor and Company of the Bank of Scotland (Policy X74579609)

Deed of Assignment of Life Policy dated 24 April 2003 in favour of The Governor and Company of the Bank of Scotland (Policy X74580344)

Status	:	Trading

Registered and Beneficial Shareholders		Duco Holdings Limited — 1,400 ordinary shares of £1

Auditors		Ernst & Young

SCHEDULE 3
Non-Taxation Warranties
1.	Schedules 1 & 2; Capital

1.1	The information contained in Schedules 1 and 2 is true and accurate in all material respects and the relevant information is set out for each Group Member.

1.2	The Shares and the issued shares of each other Group Member are fully paid and are beneficially owned and registered as set out in Schedules 1 and 2 free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance.

1.3	No Group Member has allotted or issued any share capital other than the shares shown in Schedules 1 and 2 as being issued.

1.4	No Contract has been entered into which requires or may require any Group Member to allot or issue any share or loan capital and no Group Member has allotted or issued any securities which are convertible into share or loan capital.

1.5	No Group Member has any interest, or has at any time during the period of 6 years ending on the date of this Agreement had any interest, in the share capital of any body corporate save as specified in Schedule 2.

2.	Subsidiaries

Other than as specified in Schedule 2, no Group Member has, or ever has had, any subsidiary undertakings.
SELLERS
3.	Capacity

Each Seller has full power to enter into and perform this Agreement and this Agreement constitutes obligations binding on each Seller in accordance with its terms.

4.	Insiders’ interests

4.1	There is not outstanding and there has not at any time during the period of 3 years ending on the date of this Agreement been outstanding any Contract to which any Group Member is or was a party and in which any Insider is or was interested in any way whatsoever (excluding any Contract of employment between any Group Member and any of its directors as Disclosed).

4.2	No Insider has any interest, direct or indirect, in any trade or business which competes or is likely to compete with any Group Member’s business.
ACCOUNTS AND RECORDS
5.	The Accounts

5.1	The Accounts (a copy of which is enclosed in the Disclosure Documents):

5.1.1	show a true and fair view of the assets, liabilities and state of affairs of each Group Member and the Group as at the Accounting Date and of the profits (or losses) of each Group Member and the Group for the financial year ending on that date;

5.1.2	have been prepared and audited in accordance with the historical cost convention, with all applicable law and Accounting Standards and (to the extent that no Accounting Standard is applicable) with generally accepted accounting principles and practices of the United Kingdom then in force; and

5.1.3	have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of each Group Member for the 2 financial years immediately preceding that which ended on the Accounting Date.
5.2	Without prejudice to the generality of paragraph 5.1, the Accounts are not affected (except as disclosed in the Accounts) by any extraordinary or exceptional event, circumstance or item to any material extent.

6.	Profits or losses

The profits or losses of each Group member for the 3 consecutive financial years ended on the Accounting Date as shown by the Accounts (and by the previous audited accounts of each Group Member delivered to the Buyer) have not (except as disclosed in those accounts) been affected to any material extent by the inclusion of non recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits or losses for any of such periods exceptionally high or low.

7.	Records

Each Group Member’s accounting records are up to date and contain complete and accurate details of all transactions of that Group Member and comply with the provisions of sections 221 and 222 CA 1985. Each Group Member’s records and information are exclusively owned by it and under its direct control.

8.	Management accounts

8.1	The management accounts of each Group Member for the 5 month period from the Accounting Date to 31 May 2006, copies of which are enclosed in the Disclosure Documents have been prepared in accordance with accounting principles and bases consistent with those applied in the preparation of the Accounts.

8.2	Such management accounts:
8.2.1	are not misleading in any material respect;

8.2.2	give a fair reflection of the value of the assets and liabilities and the profits or losses of the Group for the period to which they relate.
CHANGES SINCE THE ACCOUNTING DATE
9.	General

Since the Accounting Date:

9.1	the business of each Group Member has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the 12 months preceding the Accounting Date;

9.2	there has been no material adverse change in the financial or trading position of any Group Member including any material adverse change in respect of turnover, profits or margins of profitability of the relevant Group Member.
10.	Specific

Since the Accounting Date:
10.1	no Group Member has acquired, or agreed to acquire, any single asset having a value in excess of £10,000 or assets having an aggregate value in excess of £50,000;

10.2	no Group Member has disposed of, or agreed to dispose of, any asset (excluding Stock disposed of in the ordinary course of business) having a value reflected in the Accounts in excess of £10,000 or acquired since the Accounting Date;

10.3	no loan made by any Group Member which remains outstanding has become due and payable in whole or in part to the relevant Group Member;

10.4	no Group Member has borrowed or raised any money (other than normal trade credit) or taken up any financial facilities and no Group Member has repaid any borrowing or indebtedness in advance of its stated maturity;

10.5	no Group Member has sold or agreed to sell a debt and no debt has been released, deferred, subordinated or written off in full by any Group Member;

10.6	no dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA has been declared, paid or made by any Group Member;

10.7	no resolution of the shareholders of any Group Member has been passed;

10.8	no Group Member has changed its accounting reference date;

10.9	no Group Member has assumed or incurred, or agreed to assume or incur, any capital expenditure (actual or contingent) for a value in excess of £10,000;

10.10	no management or similar charge has become payable or been paid by any Group Member;

10.11	no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by any Group Member; and

10.12	no payment has been made by any Group Member to, or benefit conferred (directly or indirectly) by any Group Member on, any of the Sellers, any past or present director of any Group Member or any person who is or was at the relevant time connected (as defined in section 839 ICTA) with any

Seller or any such director (other than emoluments paid in the course of employment in accordance with the terms of employment contracts which have been Disclosed).
ASSETS
11.	Unencumbered title; possession

11.1	Except insofar as this Warranty is inconsistent with paragraph 17 (Property), each asset included in the Accounts or acquired by a Group Member since the Accounting Date (save for Stock disposed of in the ordinary course of business) and each asset used by any Group Member is legally and beneficially owned by the relevant Group Member free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance.

11.2	In the reasonable opinion of the Management Sellers each Group Member owns each material asset necessary for the carrying on of its business in the manner in which it is currently carried on.

11.3	No registrable Encumbrance in favour of a Group Member is void or voidable for want of registration.

12.	Debtors

12.1	No Group Member has lent any money to any person other than trade debts incurred in the ordinary course of business.

12.2	No Group Member is entitled to the benefit of any debt otherwise than as the original creditor.

13.	Plant etc

The plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment used in connection with the business of each Group Member are in satisfactory working order and have been regularly maintained and are materially in accordance with any safety regulations usually observed in relation to them.

14.	Intellectual Property Rights

14.1	All Intellectual Property Rights used in, or held in relation to, any Group Member’s business (save for Intellectual Property Rights licensed to any Group Member under any Contract) are legally and beneficially owned by the relevant Group Member free from any Encumbrance.

14.2	All material Intellectual Property Rights used in, or held in relation to, any Group Member’s business which are registered or the subject of applications for registration or which are unregistered trade marks are listed in the Disclosure Documents.

14.3	In respect of registered Intellectual Property Rights, all renewal fees have been duly paid and so far as the Sellers are aware, there are no grounds on which any person is able to seek cancellation, rectification or any other modification of any registration.

14.4	There are, and have been, no proceedings, actions or claims and none are pending or, so far as the Management Sellers are aware, threatened, impugning the title,

validity or enforceability of any Group Member’s Intellectual Property Rights or claiming any right or interest in such Intellectual Property Rights.

14.5	So far as the Management Sellers are aware, there is, and has been, no infringement of any Group Member’s Intellectual Property Rights and, so far as the Management Sellers are aware, none is pending or threatened.

14.6	So far as the Management Sellers are aware, the activities of each Group Member (including the processes, methods, Software, goods and services used or dealt in by it, and the products or services manufactured or supplied by it)
14.6.1	do not infringe any Intellectual Property Rights of any third party; and

14.6.2	have not resulted in a claim in respect of Intellectual Property Rights against the relevant Group Member including any liability to any compensation under sections 40 and 41 of the Patents Act 1977.
14.7	The Group Members have taken all reasonable steps to prevent unauthorised disclosure of their confidential know how to any third party, other than those of any Group Member’s officers or employees who are bound by obligations of confidence. No Group Member is restricted in their ability to use, or to disclose to any third party, any information or know how of any Group Member.

14.8	So far as the Management Sellers are aware, there are no circumstances which would render any current application for registration of any Group Member’s Intellectual Property Rights unacceptable to the relevant registry or other authority or which would prevent any such application from proceeding to grant and registration.

14.9	Complete copies of all licences, sub-licences and other agreements whereby each Group Member is licensed or otherwise authorised to use the Intellectual Property Rights of a third party or whereby any Group Member licenses or otherwise authorises a third party to use Intellectual Property Rights and in each case which are material in the context of the business of the Group, are enclosed in the Disclosure Documents. So far as the Management Sellers are aware all of them are in full force and effect, no notice having been given to terminate them, and the obligations of all parties in respect of them have been fully complied with and no disputes have arisen in respect of them.

14.10	The Disclosure Letter contains a full list of domain names which are held by, registered on behalf of or are or have been used in respect of each Group Member. A Member of the Group is the registered owner of each such domain name.

15.	Computer Systems

15.1	All material details of all Software used or held by each Group Member in which the Intellectual Property Rights are owned by a third party are, to the extent they are material in the context of the business of the Group, set out in the Disclosure Documents. So far as the Management Sellers are aware, the licences of such Software are complied with in all material respects.

15.2	Complete and accurate copies of all support and maintenance agreements in place in respect of the Computer Systems are enclosed in the Disclosure Documents. So far as the Management Sellers are aware the maintenance providers concerned have always fulfilled their obligations under those agreements in accordance with their terms.

15.3	All the Computer Systems are legally and beneficially owned by the relevant Group Member free from any Encumbrance.

15.4	Each Group Member has a disaster recovery plan in respect of the Computer Systems, details of which have been Disclosed.

15.5	Each Group Member has reasonable procedures in place to ensure the security of the Computer Systems and data stored on them.

15.6	No part of the Computer Systems have materially failed to function at any time during the 2 years prior to the date of this Agreement.
PROPERTY
16.	Details of the Property

16.1	The particulars of the Property shown in Schedule 6 (including in the case of registered land the class of title and title number) are true, complete and accurate.

16.2	Each Group Member specified in Schedule 6 as title holder has title to the Property for the estate or interest stated in Schedule 6 and, where appropriate, registered at the Land Registry.

16.3	There is not, and so far as the Management Sellers are aware has not been, in force any policy relating to defective title or restrictive covenant indemnity.

16.4	The title deeds to the Property disclosed in the Disclosure Documents are in the relevant Group Member’s possession free from any Encumbrance.

16.5	No Group Member owns, is in occupation of or is entitled to any estate or interest in any freehold or leasehold property other than the Property.

16.6	Except in relation to the Property, no Group Member has any liability (whether actual or contingent) in relation to any freehold or leasehold property and in particular no Group Member has ever assumed any liability under a lease (whether as landlord, tenant, guarantor or otherwise) other than any leases disclosed in accordance with paragraph 25.

17.	Occupation and use of the Property

17.1	Except for any leases, tenancies or other rights of occupation to which the Property is subject, as Disclosed the relevant Group Member is in occupation of the whole of the Property and no other person has any right (actual or contingent) to possession or occupation of the Property, or any interest in it.

17.2	The use of the Property is for the purpose stated in Schedule 6 and is not used for any other purpose.

18.	Matters affecting the Property

18.1	So far as the Management Sellers are aware the Property is not affected by any of the following matters:
18.1.1	any material outstanding breach or alleged breach of covenant or of any other restriction or condition, or any dispute or complaint within the three years prior to the date of this Agreement, whether actual or threatened, with any neighbour, tenant, landlord or other person relating to the extent, use, boundaries, enjoyment or occupation of the Property or with regard to any actual or alleged agreement, easement, right, covenant, liability or other matter affecting or relating to the Property;

18.1.2	any receipt of compensation as a result of any refusal of any application for planning permission;
18.2	All development charges, monetary claims and liabilities under the Planning Acts (as defined in the Town and Country Planning Act 1990) have been discharged and no liability, contingent or otherwise, is outstanding in respect thereof.

18.3	There is not outstanding any material unobserved or unperformed obligation with respect to the Property necessary to comply in any material respect with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

18.4	There are no disputes with any adjoining or neighbouring owners with respect to boundary walls and fences or with respect to any easement, right or means of access to the Property.

19.	Condition of the Property

19.1	There are no uncompleted works of any description at the Property.

20.	Compliance with statutes and planning obligations

20.1	So far as the Management Sellers are aware, the use of the Property (and the use of plant and machinery in connection with it) and the construction and layout of the Property (including any alteration carried out to it) are the permitted user under and comply in all material respects with the provisions of all relevant legislation from time to time (including the Offices Shops and Railway Premises Act 1963, the Town and Country Planning Act 1990, the Public Health Acts 1936 to 1961, the Fire Precautions Act 1971, the Health and Safety at Work etc Act 1974, the Control of Pollution Act 1974, the Water Act 1989, the Environmental Protection Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and the Party Wall Act 1996) and regulations made under such legislation and so far as the Management Sellers are aware are materially in accordance with the requirements of the local planning, environmental health, building control, fire and all other competent authorities and all restrictions, conditions and covenants imposed by or pursuant to such legislation have been observed and performed in all material respects.

21.	Leases affecting the Property

21.1	Details of any lease, tenancy or other right of occupation in respect of the Property have been Disclosed, whether granted by or to any Group Member (or any Group Member’s predecessor in title), and any Contract in respect of, and all relevant terms, provisions and other matters relating to, any such lease, tenancy or other right, including:
21.1.1	all rents, insurance premiums, service charges and other amounts due and payable or (as the case may be) receivable by any Group Member, all of which are fully paid up to date, and any agreement or arrangement relating to any review or variation of any such amount or to the timing of any payment of any such amount;

21.1.2	any rent deposit arrangements and any charges over such deposits;

21.1.3	(other than as set out in the relevant leases contained in the Disclosure Documents) all provisions relating to use, alterations, repairs, decoration, sharing of facilities, assignment, underletting, parting with or sharing possession, and termination;

21.1.4	(other than as set out in the relevant leases contained in the Disclosure Documents) any provision requiring the lessee to trade or continue to trade or carry on its business at the Property;

21.1.5	details of any notices served or actions taken by any party pursuant to Part II of the Landlord and Tenant Act 1954;

21.1.6	details of any compensation payable to the lessee on quitting pursuant to the Landlord and Tenant Act 1927 or the Landlord and Tenant Act 1954;

21.1.7	details of any sub-lease or other right of occupation granted by any tenant of any Group Member or other occupant of the Property;

21.1.8	confirmation of the registration or otherwise of such lease with the Land Registry.
21.2	The relevant Group Member has paid the rent and so far as the Management Sellers are aware, observed and performed in all material respects the covenants on the part of the tenant and the conditions contained in the leases and the last demand (or receipt for rent if issued) was unqualified.

21.3	So far as the Management Sellers are aware, all licences, consents and approvals required from the landlords and any superior landlords under the leases have been obtained and so far as the Management Sellers are aware, the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed in all material respects.

21.4	There are no rent reviews under the leases currently in progress.

21.5	There is not outstanding and unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by the landlords in writing under any of the leases.
ENVIRONMENTAL/HEALTH AND SAFETY (EHS)
22.	EHS Permits

22.1	Each Group Member has lawfully obtained all EHS Permits. So far as the Management Sellers are aware each EHS Permit is in full force and effect and the relevant Group Member complies and has complied at all times with all material conditions of each EHS Permit.

22.2	Copies of all EHS Permits obtained by each Group Member (including any variation notices applicable thereto) are included in the Disclosure Documents.

22.3	So far as the Management Sellers are aware no works or costs are necessary to obtain or secure compliance with or maintain any EHS Permit.

22.4	No Group Member has received any communication in any form in respect of any EHS Permit varying, modifying, revoking, suspending or cancelling the same or notifying an intention or threatening so to do and there are no facts or circumstances known to the Management Sellers which are likely to result in any EHS Permit being varied, modified, revoked or suspended or which are likely to prejudice its renewal.

23.	Compliance with EHS Law

23.1	No Group Member has in the four years preceding the date of this agreement, received any communication in any form from any relevant authority from which it appears that it may be or is alleged to be in breach of EHS Law, or where failure to comply with such communication is likely to constitute a breach of EHS Law or where compliance with such communication could be secured by further proceedings by such relevant authority.

24.	Liability

24.1	No Group Member has received any notice of any complaint or claim from any person in respect of EHS Matters.

24.2	No Group Member is, nor has any Group Member been, engaged in any action, litigation, arbitration or dispute resolution proceedings or subject to any investigation under EHS Law or otherwise in relation to EHS Matters and the Management Sellers are not aware of any such matters pending or being threatened or of any circumstances or facts likely to give rise to any such matters.

25.	Information

25.1	Each Group Member has at all times properly supplied to the competent authorities all information required by EHS Law to be supplied, all such information given (whether under a legal obligation or otherwise) was correct in all material respects at the time the information was supplied.

25.2	Full details of any remedial work in relation to EHS matters involving expenditure in excess of £10,000 carried out by any Group Member in the 4 years preceding the date of this agreement at any sites now or formerly owned or occupied by any Group Member and of any environmental assessment, audit, review or investigation conducted by or on behalf of any Group Member or otherwise in relation to any such sites are set out in the Disclosure Documents.
EMPLOYEES
26.	Remuneration and employees

26.1	Details of the department, grade, dates of commencement of employment (or appointment to office), terms and conditions of employment and remuneration, benefits and emoluments (including any loan arrangement, bonus, commission, profit sharing, share and other incentive schemes, and collective or workforce agreements) of all the employees, workers and officers of each Group Member are fully and accurately (in all material respects) set out in the Disclosure Documents and copies of all their written service agreements or contracts of employment or particulars of employment statements (and all manuals, handbooks, rules, regulations and statements of terms, conditions, policies, procedures and practices) are included in the Disclosure Documents.

26.2	There are no amounts owing to any present or former officers, workers or employees of any Group Member, other than emoluments accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of business expenses incurred during such month, and none of them is entitled to accrued but unpaid holiday pay or accrued but untaken holiday leave in respect of the relevant Group Member’s current holiday year.

26.3	All Contracts of employment between each Group Member and its directors and employees are terminable by the relevant Group Member by giving not more than 3 months notice and no Group Member is contractually obliged to make any payment as a consequence of the termination of any such Contract.

26.4	No Group Member has:
26.4.1	employed or engaged or made any offers to employ or engage any person with a basic salary in excess of £25,000 per annum:
26.4.1.1	since the Accounting Date; or

26.4.1.2	where such employment or engagement will take effect after the date of this Agreement;
26.4.2	given or received notice to terminate the employment or engagement of any person and no such person with a basic salary in excess of £25,000 has ceased to be employed or engaged by any Group Member:
26.4.2.1	since the Accounting Date; or

26.4.2.2	where such notice has not yet expired; or
26.4.3	made, agreed or proposed or is party to any contractual arrangement to make any general change of terms and conditions of employment or engagement of the employees, workers and officers of any Group Member:
26.4.3.1	since the Accounting Date; or

26.4.3.2	where such change of terms and conditions has not yet taken effect.
26.5	There is no person previously employed or engaged by any Group Member who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by the relevant Group Member.

27.	Details of all employees who have been absent from work for more than four weeks (whether on maternity leave, unpaid leave, long-term sickness, secondment, authorised annual leave or otherwise) in the 12 month period ending on the date of this Agreement are contained in the Disclosure Letter.

27.1	No Group Member has recognised, or done any act which might be construed as recognition of, a trade union and no Group Member is party to any agreement or understanding with any trade union or organisation of employees or workers nor, as far as the Management Sellers are aware, are any steps being taken by employees, workers or other representatives to ensure trade union recognition.

27.2	No Group Member is involved, or has during the 12 months prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees or workers.

27.3	There are no homeworking, part-time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any employees of any Group Member. There are no schemes or programmes for the employment or training or inward or outward secondment of workers by any Group Member other than under its full control.

27.4	No Group Member operates, intends to operate or has operated any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

27.5	No Group Member uses the services of outworkers, agency or other self-employed persons, contracted labour or agents.

27.6	Each Group Member has, in relation to all present and former employees and workers, complied in all material respects with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions and has maintained adequate and suitable records, whether or not required to do so by law, regarding the service of each of its employees and so far as the Management Sellers are aware, has complied in all material respects with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

27.7	No employee of any Group Member is subject to any disciplinary action likely to give rise to suspension or termination of employment or is engaged in any grievance procedure and so far as the Management Sellers are aware, there is no matter or fact which can be reasonably foreseen as likely to give rise to the same.

28.	Pensions

28.1	For the purpose of these warranties:

“Pension Schemes”	means the Group Stakeholder Pension Plan with Friends Provident (Scheme number F49565) and the Group Personal Pension Plan with Friends Provident (Scheme number F46969.
28.2	The Pension Schemes are the only arrangements to which any Group Member has any liability for the purpose of providing benefits on retirement or death.

28.3	The Management Sellers have supplied to the Buyer documents containing all material details of the Pension Schemes and of each Group Member’s and their respective employees’ obligations and liabilities under them.

28.4	So far as the Management Sellers are aware, the Pension Schemes are registered pension schemes (within the meaning of Chapter 2 of Part 4 of the Finance Act 2004), and there is no reason why this registered status could be withdrawn.

29.	So far as the Management Sellers are aware, each Group Member and the Pension Schemes comply and have at all times complied in all material respects with all legal and regulatory requirements (including equal treatment and data protection requirements), relevant to the Pension Schemes and each Group Member’s participation in the Pension Schemes. Each Group Member complies and has at all time complied in all material respects with any duty to facilitate access to a stakeholder pension scheme (under section 3 of the Welfare Reform and Pensions Act 1999) and with any equal treatment or other anti-discrimination requirements relevant to the provision of retirement or death benefits.

29.1	So far as the Management Sellers are aware, no claim, dispute, complaint or investigation has arisen which relates to the Pension Schemes or to the provision of retirement or death benefits in respect of each Group Member’s current and former employees and the Management Sellers know of no reason why any such claim, dispute, complaint or investigation could arise.

29.2	All amounts payable by, to and in respect of the Pension Schemes have been paid.

29.3	All death in service benefits are fully insured.

29.4	All benefits under the Pension Schemes (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on any Group Member or under the Pension Schemes (other than in the case of those benefits which are fully insured) to provide any specified level of benefits.
CONTRACTS
30.	Insurance

30.1	All premiums due in relation to each Group Member’s policies of insurance have been paid, and so far as the Management Sellers are aware nothing has been done or omitted to be done which would make any policy of insurance of any Group Member void or voidable or which might lead to any liability under such insurance being avoided by the insurers.

30.2	No insurance claim is pending or outstanding and so far as the Management Sellers are aware, there are no circumstances which might result in any such claim.

30.3	All material details of each Group Member’s insurances and of all claims made against those insurances in the last 3 years are set out in the Disclosure Documents.

31.	Financing and working capital

31.1	No Group Member has procured or engaged (directly or indirectly) in any borrowing or financing not required to be reflected in its statutory accounts.

31.2	All material details of all overdrafts, loans or other financial facilities outstanding or available to each Group Member are set out in the Disclosure Documents and copies of all documents relating to those facilities are included in the Disclosure Documents.

31.3	No person has given any guarantee of or security for any overdraft, loan, other financial facility granted to any Group Member or other liability of any Group Member.

31.4	No Group Member has applied for or received any grant, subsidy or financial assistance from any government department or other body.

32.	Material contracts

No Group Member is, or has been since the Accounting Date, a party to, liable under or subject to any Contract which:
32.1	involves agency, distributorship, franchising, marketing rights or manufacturing rights;

32.2	involves partnership, joint venture, consortium, joint development or shareholders arrangements;

32.3	involves hire purchase, conditional sale, credit sale, leasing, hiring or similar arrangements;

32.4	involves any capital expenditure by the relevant Group Member or involves an aggregate expenditure or receipt in excess of £50,000 by the relevant Group Member;

32.5	is incapable of termination by the Relevant Group Member or expiry in accordance with its terms within 6 months after the date on which it was entered into;

32.6	involves the forward purchase or sale of any currency, commodity, precious metal or other asset;

32.7	is for the supply of goods by or to the relevant Group Member on a sale or return basis or on a consignment stock basis other than in the ordinary and usual course of business;

32.8	is for the supply of goods or services by or to the relevant Group Member on terms under which retrospective discounts, price reductions or other financial incentives are given;

32.9	involves delegation of any power under a power of attorney or authorisation of any person (as agent or otherwise but excluding employees and officers) to bind or commit the relevant Group Member to any obligation;

32.10	restricts the freedom of the relevant Group Member to carry on its business in any part of the world or to use or exploit any of its assets, in each case in such manner as it may think fit;

32.11	involves conditions, warranties, indemnities or representations given in connection with a sale of shares or an undertaking or fixed assets;

32.12	is a guarantee, indemnity, surety or form of comfort in respect of the obligations of a third party, under which any liability or contingent liability is outstanding;

32.13	is not on arm’s length terms or is in any way otherwise than in the ordinary course of the relevant Group Member’s business; or

32.14	involves or is likely to involve the supply of goods by or to a Group Member the aggregate sales value of which will represent in excess of 5% of the sales or purchases (as the case may be) of the Group for the year ended on the Accounting Date.
33.	Other business matters

33.1	So far as the Management Sellers are aware, during the 12 months ending on the date of this Agreement there has been no substantial change in the basis or terms on which any substantial customer or supplier of any Group Member (providing 5% or more of a Group Member’s supplies or turnover in any accounting year) is prepared to do business with any Group Member (apart from normal price changes), and no such substantial customer or supplier of any Group Member has notified the Group Member that it has ceased or substantially reduced its business with any Group Member, and no notification has been received by any Group Member or any of the Sellers that there will or may be any such change, cessation or reduction.

33.2	No Group Member carries on business under any name other than its own corporate name or any other name specified in the Disclosure Documents.

33.3	No Group Member is a party to any agreement to which the Commercial Agents (Council Directive) Regulations 1993 would apply on termination of such agreement.
COMPLIANCE, DISPUTES
34.	Company law matters

34.1	Compliance has been made with all legal requirements in connection with the formation of each Group Member and all issues and grants of shares, debentures, notes, mortgages or other securities of each Group Member.

34.2	The copy of the memorandum and articles of association of each Group Member included in the Disclosure Documents is true and complete. Each Group Member has at all times carried on its business and affairs in all material respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

34.3	All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies by each Group Member or any of its officers have been properly filed and delivered, and no such returns, particulars, resolutions or other documents have been so filed or delivered during the period of 14 days ending on the date of this Agreement.

34.4	The statutory books (including all registers and minute books) of each Group Member have been properly kept and contain a materially accurate record of the matters which should be dealt with in those books and no notice or allegation that any of them is materially incorrect or should be rectified has been received.

35.	General legal compliance

35.1	Each Group Member has obtained all necessary licences, consents, permits, authorities and permissions (public and private) to enable it to carry on its business in the places and in the manner in which such business is now carried on. All such licences, consents, permits and authorities are valid and subsisting and have been complied with in all material respects and so far as the Management Sellers are aware, there is no reason why any of them should be suspended, cancelled or revoked.

35.2	So far as the Management Sellers are aware, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of any Group Member.

36.	Fair trading

36.1	No agreement, transaction, practice or arrangement carried on by any Group Member (or by any person for whose acts or defaults any Group Member may be contractually or vicariously liable), whether unilaterally or with others, or to which any Group Member (or any such person) is a party, and no state of affairs applicable to any Group Member (or any such person):
36.1.1	is or ought to have been registered in accordance with the provisions of the Restrictive Trade Practices Acts 1976 and 1977 or is or has been the subject of any enquiry, investigation or proceeding under the Restrictive Trade Practices Acts 1976 and 1977 or the Resale Prices Act 1976;

36.1.2	is or has been the subject of an enquiry, investigation, reference or report under the Enterprise Act 2002, the Competition Act 1998 or any other legislation relating to monopolies or mergers or markets including the Fair Trading Act 1973;

36.1.3	infringes or falls within the scope of the offence created by Section 188 of the Enterprise Act 2002;

36.1.4	infringes or falls within the scope of Chapter I of the Competition Act 1998, or constitutes an abuse of dominant position contrary to Chapter II of such Act or is or has been the subject of any enquiry, request for information, investigation or proceedings in respect of either of these Chapters;

36.1.5	infringes or falls within the scope of Article 81 of the EC Treaty, or constitutes an abuse of dominant position contrary to Article 82 of the EC Treaty, or infringes or falls within the scope of any regulation or other enactment made under Article 83 of the EC Treaty, or is or has been the subject of any enquiry, request for information, investigation or proceeding in respect of any of those Articles;

36.1.6	infringes or falls within the scope of any other competition, anti-restrictive trade practice, anti-trust or consumer protection law applicable in the United Kingdom or elsewhere and not specifically mentioned in this paragraph or is or has been subject to any investigation, request for information, notice or other communication by any court, governmental or regulatory authority in respect of any such legislation; or

36.1.7	contravenes the provisions of the Trade Descriptions Acts 1968 and 1972.
and there are no circumstances known to the Management Sellers likely to give rise to any such enquiry, investigation, proceeding, reference or report being made.

36.2	No Group Member has made or threatened to make any complaint against any other person to any relevant authority under any law or legislation referred to in this paragraph.

36.3	No Group Member has given any assurance or undertaking to the Restrictive Practices Court, the Office of Fair Trading, the Secretary of State for Trade and Industry, the Competition Commission, the Commission or Court of First Instance or Court of Justice of the European Union, or any other court and no Group Member is subject to any act, decision, regulation, order or other instrument (statutory or otherwise) made by any of them relating to any matter referred to in this paragraph.

36.4	No Group Member is in material default or in material contravention of any article, act, decision, regulation, order or other instrument or of any assurance or undertaking relating to any matter referred to in this paragraph.

37.	Litigation

37.1	No Group Member and so far as the Management Sellers are aware, no person for whose acts or defaults any Group Member may be contractually or vicariously liable is involved (whether as claimant, defendant or otherwise) in any civil, criminal, tribunal, arbitration, administrative or other proceedings.

37.2	No civil, criminal, tribunal, arbitration, administrative or other proceedings are pending or so far as the Management Sellers are aware, threatened by or against or concern any Group Member and there are no facts or circumstances known to the Management Sellers likely to result in any such proceedings.

37.3	There is no outstanding or unsatisfied judgement, decree, order, award or decision of a court, tribunal, arbitrator or governmental agency against any Group Member and no Group Member is party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

38.	Default

38.1	So far as the Management Sellers are aware, no Group Member is in material breach of any Contract to which it is a party, and no other party to any such Contract is in material breach of it. All agreements, rights, commitments and obligations to which any Group Member is a party are so far as the Management Sellers are aware valid and enforceable. The Management Sellers are not aware of any grounds for the termination, rescission, avoidance or repudiation of any Contract by the relevant Group Member or any other party to any such Contract.

39.	Insolvency

39.1	No meeting has been convened at which a resolution will be proposed, no petition has been presented, no order has been made and no resolution has been passed for the winding-up of any Group Member or for the appointment of any provisional liquidator. No Group Member has called any formal or informal meeting of all or any of its creditors.

39.2	No administrative receiver, receiver or receiver and manager has been appointed of the whole or any part of the property, assets or undertaking of any Group Member.

39.3	No administrator has been appointed in respect of any Group Member and no steps or actions have been taken in connection with the appointment of an administrator in respect of any Group Member.

39.4	No voluntary arrangement has been proposed or approved under Part I Insolvency Act 1986 and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 CA 1985 in respect of any Group Member.

39.5	No distress, execution or other process has been levied on or applied for in respect of any asset of any Group Member.

39.6	No Group Member has stopped or suspended the payment of its debts or received a written demand pursuant to section 123(1)(a) Insolvency Act 1986 and no Group Member is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

39.7	No disqualification order has been made pursuant to the provisions of the Company Directors Disqualification Act 1986 or so far as the Management Sellers are aware, proceedings threatened against any former or current officer of any Group Member.

39.8	No Group Member and none of the directors of any Group Member has consulted a person qualified to act as an insolvency practitioner under Part XIII of the Insolvency Act 1986 with a view to minimising the potential loss to the relevant Group Member’s creditors or otherwise in relation to any financial difficulty of such Group Member.

39.9	No Group Member has been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986 nor has any Group Member given or received any preference as defined in section 239 of the Insolvency Act 1986, in either case within the period of 2 years ending on the date of this Agreement.

39.10	So far as the Management Sellers are aware, there are no facts in existence which are likely to lead to any of the events or circumstances referred to in this paragraph.

40.	Data Protection

40.1	Each Group Member has at all times complied in all material respects with the Data Protection Acts 1984 and 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (together the “Data Protection Legislation”).

40.2	No Group Member has received a notice, complaint or allegation from either the Information Commissioner or a data subject alleging non-compliance with the Data Protection Legislation, prohibiting the transfer of data to a place outside the United Kingdom or requesting rectification or erasure of Personal Data, and so far as the Management Sellers are aware, there are no circumstances which may give rise to such a notice, complaint or allegation.

41.	Effects of the Agreement

41.1	So far as the Management Sellers are aware the execution of this Agreement and the observance and performance of its provisions will not and is not likely to:
41.1.1	result in a breach of any material Contract, law, regulation, order, judgement, injunction, undertaking, decree or similar imposition to or by which any Group Member is party or bound, or entitle any person to terminate or avoid any material Contract to which any Group Member is party;

41.1.2	result in the loss or impairment of or any default under any licence, authorisation or consent required by any Group Member for the purposes of its business;

41.1.3	result in the creation, imposition, crystallisation or enforcement of any Encumbrance whatsoever on any of the assets of any Group Member;

41.1.4	result in any present or future indebtedness of any Group Member becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date.

SCHEDULE 4
Taxation
PART 1 — INTERPRETATION

1.	Interpretation

In this Schedule 4:

1.1	the following expressions have the following meanings unless inconsistent with the context:

	“ACT”	advance corporation tax

	“Accounts Relief”	(a)	any Relief which was treated as an asset of the relevant Group Member in the Completion Statements to the extent it increases the amount of Working Capital; and

		(b)	any Relief which was taken into account in computing (and so reducing or eliminating) any provision for deferred tax which appears in the Completion Statements or which would have appeared in the Completion Statements but for the presumed availability of such Relief in each instance to the extent it increases the amount of Working Capital

	“the Auditors”	the auditors for the time being of the Group

	“the Balance Sheet”	the audited balance sheet of the relevant Group Member, as at the Accounting Date

	“Buyer’s Associate”	(a)	the Buyer;

		(b)	(after Completion) a Group Member; and

		(c)	any company or person (other than a Group Member) that may be treated for the purposes of any Taxation as being at any time after Completion either a member of the same group of companies as the Buyer or

Group Member

“CAA”	Capital Allowances Act 2001

“Dispute”	any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim

“Event”	any event, fact or circumstance whatsoever including but not limited to:

	(a)	any transaction, action or omission (whether or not any Group Member is party to it);

	(b)	the earning, receipt or accrual for any Taxation purpose of any income, profits or gains;

	(c)	the incurring for any Taxation purpose of any loss or expenditure;

	(d)	the declaration, payment or making of any dividend or other distribution;

	(e)	the sale and purchase of the Shares pursuant to this Agreement; and

	(f)	Completion

“FA”	Finance Act

“Future Relief”	any Relief which arises after Completion as a result of any Event which has occurred or occurs after Completion to the extent it was not available before Completion

“Group Relief”	(a)	any Relief surrendered or claimed pursuant to Chapter IV of Part X ICTA;

	(b)	any ACT surrendered or claimed pursuant to section 240 ICTA;

	(c)	any refund of Taxation surrendered or claimed pursuant to section 102 FA 1989; and

	(d)	any Relief obtained as a result of an election made jointly with another company pursuant to section 171A or 179A TCGA or pursuant to paragraph 66 Schedule 29 FA 2002

“HMRC”	Her Majesty’s Revenue & Customs or either of Inland Revenue or Her Majesty’s Customs & Excise as appropriate

“IHTA”	Inheritance Tax Act 1984

“ITEPA”	Income Tax (Earnings and Pensions) Act 2003

“Liability to Taxation”	(a) any liability of any Group Member to make an actual payment of Taxation (whether or not any Group Member is primarily so liable and whether or not the relevant Group Member has any right of recovery against any other person); and

(b) the use by any Group Member (in whole or in part) of any Future Relief (including a Future Relief surrendered to the Group Member by another company) or Accounts Relief to reduce or eliminate any liability of any Group Member to make an actual payment of Taxation (whether or not any Group Member is primarily so liable and whether or not any Group Member has any right of recovery against any other person) in respect of which the Sellers would otherwise have been liable under paragraph 2;

(c) the loss by any Group Member (in whole or in part) of any Accounts Relief (including an Accounts Relief surrendered to the Group Member by another company which was treated as an asset of the Relevant Group Member in the Completion Statements and to the extent it increases the amount of Working Capital)

“PAYE”	the Pay As You Earn system

“Relief”	(a)	any relief, allowance, exemption, set-off, deduction or credit available from, against or in relation to Taxation or in the computation for any Taxation purpose of income, profits or gains; and

	(b)	any right to a repayment of Taxation

“Sellers’ Associate”	(a)	a Management Seller;

	(b)	any company or person (other than a Group Member after Completion) that may be treated for the purposes of any Taxation at any time (whether before, on or after Completion) as being either a member of the same group of companies as the Management Sellers (or any of them) or otherwise associated with the Management Sellers (or any of them); and

	(c)	any company or person (other than a Group Member) that may be treated for the purposes of any Taxation as being at any time prior to Completion either a member of the same group of companies as a Group Member or otherwise associated with a Group Member;

“Taxation”	(a)	any tax, duty, impost or levy, past or present, of the United Kingdom or elsewhere, whether governmental, state, provincial or municipal, including income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment under Part 11 ITEPA or otherwise), corporation tax, ACT, capital gains tax, inheritance tax, VAT, customs and other import or export duties, rates, stamp duty, stamp duty land tax, stamp duty reserve tax, national insurance and social security contributions (but not including local authority rates); and

(b) any fine, penalty, surcharge, interest or other imposition relating to any tax, duty, impost or levy mentioned in paragraph (a) of this definition (including any interest or penalty in respect of the underpayment of instalments under the Corporation Tax (Instalment Payments) Regulations 1998) or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any person for the purposes of any such tax, duty, impost or levy

“Taxation Authority”	any authority, whether of the United Kingdom or elsewhere, competent to impose, assess or collect Taxation, including but not limited to HMRC

“Taxation Statute”	any statute (and all regulations and other documents having the force of law under such statute) published, enacted, issued or coming into force on or before the date of this Agreement relating to Taxation

“Tax Claim”	any notice, demand, assessment, self-assessment, letter or other document issued, or action taken, by or on behalf of any Taxation Authority and the preparation or submission of any Taxation form, return or computation or other document or any other matter or circumstances from which, in either case, it appears to the Buyer that any Group Member is or may be or may become subject to a Liability to Taxation or other liability in respect of which the Management Sellers are or may be liable under this Schedule 4 and for this purpose the limitations in paragraph 4 shall be disregarded

“Tax Dispute”	any Tax Claim where conduct is delegated to the Management Sellers pursuant to paragraph 7.2 of the Schedule 4

“TCGA”	Taxation of Chargeable Gains Act 1992

“TMA”	Taxes Management Act 1970

“VAT”	value added tax

“VATA”	Value Added Tax Act 1994

“VAT Group”	any group of companies for the purposes of section 43 VATA of which any Group Member is or has been a member on or before Completion
1.2	references to Events include Events which are deemed to have occurred for any Taxation purpose and references to income, profits or gains earned, received or accrued for any Taxation purpose include income, profits or gains which are deemed to have been earned, received or accrued for any Taxation purpose;
1.3	references to the loss of a Relief include the disallowance of a Relief and the failure to obtain a Relief (whether as a result of the surrender of the Relief to another company or otherwise); and
1.4	any stamp duty which is charged on any document, or in the case of a document which is outside the United Kingdom any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of any Group Member to any asset or in the enforcement or production of which any Group Member is interested, and any interest, fine or penalty relating to such stamp duty, will be deemed to be a liability of the relevant Group Member to make an actual payment of Taxation.

PART 2 — TAX COVENANT
2.	Covenant

Subject to the provisions of this Part 2 of this Schedule 4, the Management Sellers jointly and severally covenant with the Buyer to pay to the Buyer an amount equal to the amount of:

2.1	any Liability to Taxation which has arisen or arises as a result of or in connection with any Event which occurred on or before Completion, whether or not such Liability to Taxation has been discharged on or before Completion; and

2.2	any Liability to Taxation which arises as a result of any person (other than a Group Member) failing at any time to discharge Taxation for which such person is primarily liable, where such person has at any time on or before Completion been a member of the same group of companies as any Seller Associate for any Taxation purpose and/or been connected or associated with any Seller Associate for any Taxation purpose;

2.3	any Liability to Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the relevant Group Member on or before Completion otherwise than in the ordinary course of business of the relevant Group Member;

2.4	any liability of the Group Member to make a payment in respect of Taxation to any person other than another Group Member under any agreement or arrangement relating to the surrender of Group Relief entered into by the relevant Group Member on or before Completion; and

2.5	any reasonable third party costs, fees or expenses properly incurred by any Group Member or the Buyer in connection with:
2.5.1	any Liability to Taxation or other liability in respect of which the Management Sellers are liable under any of paragraphs 2.1 to 2.4; or

2.5.2	any Tax Claim or any Dispute; or

2.5.3	in successfully taking or defending any action (including but not limited to legal proceedings) under this Part 2 of this Schedule 4.
3.	Quantification

For the purposes of paragraph 2 the amount of a Liability to Taxation will be determined as follows:

3.1	the amount of a Liability to Taxation falling within paragraph (a) of the definition of that expression in paragraph 1.1 will be the amount of the actual payment of Taxation which the relevant Group Member is liable to make;

3.2	the amount of a Liability to Taxation falling within paragraph (b) of the definition of that expression in paragraph 1.1 will be the amount of Taxation saved by the relevant Group Member as a result of the use of the Future Relief or Accounts Relief; and

3.3	the amount of a Liability to Taxation falling within paragraph (c) of the definition of that expression in paragraph 1.1 will be:

3.3.1	the amount of Taxation which would have been saved by the relevant Group Member but for the loss of the Accounts Relief on the basis of the rates of Taxation current at Completion assuming for this purpose that the Group Member had sufficient profits or was otherwise in a position actually to use the Accounts Relief; or

3.3.2	if the Accounts Relief lost was a right to a repayment of Taxation, the amount of the repayment of Taxation so lost.
4.	Exclusions

4.1	The Management Sellers will not be liable under paragraph 2 in respect of a Liability to Taxation of any Group Member to the extent to which:
4.1.1	such Liability to Taxation was discharged on or before Completion and the discharge of such Liability to Taxation was reflected in the Completion Statements; or

4.1.2	provision or reserve for such Liability to Taxation (other than by way of a provision or reserve for deferred taxation) was made in the Completion Statements or to the extent that such liability is taken into account in increasing or reducing the amount of any such provision or reserve; or

4.1.3	payment has already been made in respect of such Liability to Taxation under this Agreement; or

4.1.4	such Liability to Taxation would not have arisen or is increased as a result of any increase in the rates in Taxation, variation in the method of applying or calculating the rate of Taxation, any change in the legislation, rule, regulation or published practice of any Taxation Authority, any change of interpretation on the basis of case law or any withdrawal of any extra-statutory concession by a Taxation Authority first enacted or announced after Completion; or

4.1.5	such Liability to Taxation would not have arisen but for a voluntary act, transaction or omission of any Group Member or Buyer’s Associate after Completion:
4.1.5.1	otherwise than pursuant to a legally binding obligation entered into by the Group Member on or before Completion or imposed on the Group Member by any legislation coming into force before Completion; and

4.1.5.2	which the relevant Buyer’s Associate was aware or ought reasonably to have been aware would give rise to the Liability to Taxation or other liability in question; and

4.1.5.3	otherwise than in the ordinary course of business of the relevant Group Member; and

4.1.5.4	otherwise than at the written request of the Management Sellers whether pursuant to this Agreement or otherwise; or
4.1.6	such Liability to Taxation was not provided for or reserved in the Completion Statements but has arisen in circumstances where a Group Member has already collected, invoiced or deducted an amount on account of such Taxation (and this amount was not reflected as an asset of the Group Member in the Completion Statements) from some person other than the Management Sellers and is holding that amount in preparation for making a payment to the relevant Taxation Authority on the due date (for example Taxation deducted under the PAYE system or VAT); or

4.1.7	such Liability to Taxation arises as a result of a change after Completion in any accounting practice or principles, accounting policy or any Taxation reporting practice of any Buyer Associate save where such change is needed to comply with UK GAAP as at Completion; or

4.1.8	such Liability to Taxation would not have arisen but for:
4.1.8.1	the change of the date to which a Group Member makes up its accounts; or

4.1.8.2	the cessation of, or any change in the nature or conduct of, any business carried on by a Group Member occurring after Completion; or
4.1.9	such Liability to Taxation arises as a consequence of the Company ceasing to be entitled to the small companies’ rate of corporation tax whether by virtue of an increase in the level of profits of the Company for the accounting period during which Completion takes place that are attributable to the period following Completion or as a result of becoming associated with the Buyer at or following Completion; or

4.1.10	such Liability to Taxation would not have arisen or would have been reduced but for a failure or omission by or on behalf of any Buyer Associate or any of its directors, employees or agents after Completion to make any election, claim, surrender or disclaimer, or give any notice or consent or do any other thing, in relation to Taxation, the anticipated making giving or doing of which is taken into account in computing any provision or reserve for Taxation in preparing the Completion Statements or was otherwise requested by the Management Sellers provided that the need to make, give or do such thing was disclosed in writing by the Management Sellers to the Buyer with express reference to this paragraph 4.1.10 at least 15 Business Days before such thing needed to be made, given or done; or

4.1.11	such Liability for Taxation arises by virtue of any claim, election, surrender, or disclaimer made or notice or consent given or by virtue of any other thing done after Completion by or on behalf of any Buyer’s Associate (including the disclaimer of the whole or part of any Relief) other than where the making, giving or doing of such a thing is taken into account in the preparation of the Completion Statements or made, given or done at the written request of the Management Sellers; or

4.1.12	to the extent that such Liability to Taxation would not have arisen but for an act, omission or transaction of the Management Sellers or a Group Member prior to Completion which occurred at the written request of the Buyer with the express acknowledgement the act, omission or transaction would give rise to such a Liability to Taxation; or

4.1.13	to the extent such Liability to Taxation has been made good by insurers without cost to the Buyer or a Group Member; or

4.1.14	to the extent that such Liability to Taxation is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to this Agreement; or

4.1.15	to the extent that any income, profits or gains to which such Liability to Taxation is attributable are actually received by a Group Member after Completion but are not reflected in the Completion Statements; or

4.1.16	such Liability to Taxation arises or is increased as a consequence of any failure by the Buyer or (after Completion) by a Group Member to comply with its obligations under paragraph 6.1 of Schedule 4 of this Agreement; or

4.1.17	such Liability to Taxation is extinguished or reduced by the use of any Relief (other than an Accounts Relief or Future Relief) which is available to the Group Member in question (or that is made available to the Group Member at no consideration by any Seller Associate) and provided that (i) for this purpose any Relief arising in respect of an accounting period falling partly before and partly after Completion shall be apportioned on a time basis, unless some other basis is more reasonable and (ii) a Group Member shall be obliged to utilise any Relief that is so available unless to do so is likely to lead to an overall increase in any Buyer’s Associate’s Liability to Taxation or is otherwise likely to have a material adverse commercial or financial consequences for a Buyer’s Associate; or

4.1.18	such Liability to Taxation would not have arisen but for any failure or delay by the Buyer or the Relevant Group Member in paying over to any Taxation Authority any payment previously made by the Management Sellers under this Schedule 4; or

4.1.19	such liability or other events giving rise to such liability have been Disclosed;

and for the purposes of this sub-clause 4.1 only “Liability to Taxation” shall be deemed to include a liability or loss falling within paragraph 2.4 above.
4.2	The exclusions set out in sub-clause 4.1 shall also operate in respect of claims for breach of warranties in Part 3 of this Schedule 4.

5.	Due date for payment

5.1	The due date for the making of a payment by the Management Sellers under this Part 2 of this Schedule 4 will be:
5.1.1	the date falling 5 Business Days after the Buyer has served notice on the Management Sellers demanding such payment; or

5.1.2	in any case involving a liability of any Group Member to make an actual payment (whether or not a payment of Taxation), the later of the date mentioned in paragraph 5.1.1 and the date falling 5 clear Business Days before the last date upon which the payment is required to be made to the person entitled to the payment; or

5.1.3	in any case involving the loss of an Accounts Relief other than the right to repayment of Taxation, the later of the date mentioned in paragraph 5.1.1 and the date falling 5 clear Business Days before the last date upon which the payment of Taxation is or would be required to be made as a result of the loss of the Accounts Relief; or

5.1.4	in any case involving the loss of any right to repayment of Taxation the later of the date mentioned in paragraph 5.1.1 and the date upon which the repayment was due from the relevant Taxation Authority; or

5.1.5	in the case involving the use of a Future Relief, the later of the date mentioned in paragraph 5.1.1 and the date upon which the Taxation saved by the use of the Future Relief would have been required to be paid.
5.2	If any payment required to be made by the Management Sellers under this Part 2 of this Schedule 4 is not made by the due date, ascertained in accordance with paragraph 5.1, then such payment will bear interest in accordance with the terms of clause 17.11 of this Agreement.

6.	Claims procedure

6.1	If the Buyer or any Group Member becomes aware of any matter which may give rise to a Tax Claim it will as soon as reasonably practicable (and in the case where the period of response is time limited no later than 10 Business Days prior to the expiry of such limit) give written notice thereof to the Management Sellers. Such notice shall specify the date by which the Management Sellers must respond to a Tax Claim and the consequences under sub-paragraph 6.6 of failure to respond by such date together with such details of the Tax Claim as are available to the Buyer or the Group Member. The giving of such notice will not be a condition precedent to the liability of the Management Sellers under paragraph 2.

6.2	If the Management Sellers so request in writing, the conduct of a Tax Claim shall be delegated to the Management Sellers upon such terms as may be agreed from time to time between the Buyer and the Management Sellers PROVIDED THAT, unless the Buyer and the Management Sellers specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:
6.2.1	the appointment of solicitors or other professional advisers shall be subject to the approval of the Buyer, such approval not to be unreasonably withheld or delayed;

6.2.2	all communications (written or otherwise) pertaining to the Tax Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer for approval and shall only be finally transmitted to the relevant Tax Authority if such approval is given, such approval not to be unreasonably withheld or delayed;

6.2.3	the Management Sellers shall take account of all reasonable comments made by the Buyer in relation to the conduct of the Tax Dispute;

6.2.4	reasonable advance notice of any meeting that is to take place with a representative or representatives of any Taxation Authority together with an outline of the issues that it is anticipated will be addressed shall be given to the Buyer and the Buyer shall be entitled to nominate a person or persons to attend any such meeting;

6.2.5	the Management Sellers shall keep the Buyer fully and promptly informed of the progress of any Tax Dispute and the Buyer shall be promptly sent copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of any material telephone conversation with any Taxation Authority to the extent that it relates to a Tax Dispute;

6.2.6	the Management Sellers shall take all reasonable steps and use their reasonable endeavours to agree any Tax Dispute with the applicable Taxation Authority within a reasonable time;

6.2.7	the Management Sellers shall make no settlement or compromise of the Tax Dispute or agree any matter in the conduct of the Tax Dispute which is likely to materially prejudice the amount thereof, the future Liability to Taxation or the business or Taxation affairs of any Buyer’s Associate without the prior written approval of a Group Member or the Buyer (not to be unreasonably withheld or delayed); and

6.2.8	the Management Sellers shall not take any action which involves contesting a Tax Claim beyond the first appellate body (excluding the Taxation Authority which has made the Tax Claim) in the jurisdiction concerned unless the Management Sellers obtain (at the Management Sellers’ cost and expense) the opinion of tax counsel of at least five years’ call that it is reasonable in all circumstances to make such an appeal and without the prior written approval of the Buyer (not to be unreasonably withheld).
6.3	Where such conduct of a Tax Claim is not delegated to the Management Sellers pursuant to paragraph 6.2, subject to paragraph 6.4 and provided that the Management Sellers indemnify the relevant Group Member, the Buyer and all other members of the same group of companies as the Buyer to the reasonable satisfaction of the Buyer against all liabilities, costs, damages and reasonable expenses (including interest or surcharge on overdue Taxation) which may be incurred thereby, the Buyer will procure that the relevant Group Member, at the Management Sellers’ cost and expense, takes such action and gives such information and assistance in connection with its Taxation affairs as the Management Sellers may reasonably and promptly request to dispute, appeal against, settle or compromise any Tax Claim, including applying to postpone (so far as legally possible) the payment of any Taxation.

6.4	Subject to paragraphs 6.5 and 6.6 and to compliance by the Management Sellers with paragraph 6.3 in relation to any Dispute, the Buyer will not, and will procure that the relevant Group Member will not, without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld or delayed:
6.4.1	transmit any material communication (whether written or otherwise) to any Taxation Authority;

6.4.2	settle or compromise the relevant Tax Claim; or

6.4.3	agree any matter which is likely to affect the amount of the relevant Tax Claim or any future Liability to Taxation.
6.5	The Buyer will not be required to take or procure that the Group Member will take any action mentioned in paragraph 6.3:

6.5.1	which it reasonably considers to be materially prejudicial to the business or Taxation affairs of any Group Member, the Buyer or any other member of the same group of companies as the Buyer; or

6.5.2	which involves contesting a Tax Claim beyond the first appellate body (excluding the Taxation Authority which has made the Tax Claim) in the jurisdiction concerned unless the Management Sellers obtain (at the Management Sellers’ cost and expense) the opinion of tax counsel of at least five years’ call that it is reasonable in all circumstances to make such an appeal.
6.6	The Management Sellers rights under this paragraph 6 shall cease if the Management Sellers fail (and in any event within 15 Business Days of the Buyer giving notice requiring the Management Sellers to do so) to inform the Buyer of any action which the Management Sellers wish to take under paragraph 6.2 or wish the Buyer to procure a Group Member to take under paragraph 6.3 and the Buyer will be entitled to procure that the Group Member settles or compromises any Tax Claim on such terms as it determines in its absolute discretion.

7.	Time limit

7.1	The Management Sellers will not be liable under paragraph 2 in respect of a Liability to Taxation or other liability of any Group Member unless within seven years after Completion the Buyer has given notice to the Management Sellers of any Tax Claim whatsoever relating to such Liability to Taxation or other liability, or of any Event which may give rise to such a Tax Claim and any such claim which may be made shall (if it has not previously been satisfied, settled or withdrawn) be deemed to be withdrawn and shall become fully barred and unenforceable (and the Management Sellers’ liability in respect of such claim shall absolutely terminate) on the expiry of the period of 12 months after the notice of such claim was given to the Management Sellers (or any of them) in accordance with paragraph 6.1 of this Schedule unless legal proceedings in respect thereof have been commenced against the Management Sellers (or any of them) (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and validly served upon the Management Sellers) (or any of them).

7.2	The time limit in paragraph 7.1 will not apply in any case involving fraudulent or negligent conduct on the part of the Management Sellers, any company which has at any time been a member of the same group (as defined for any Taxation purpose) as any Group Member, any of the Management Sellers or any person acting on behalf of any of the foregoing.

8.	Overprovision, Repayment and Savings

8.1	If the auditors of a Group Member for the time being (the “Auditors”) (at the Management Sellers’ request and expense) determine in writing:
8.1.1	that any provision for Taxation in the Completion Statements (including a provision for deferred Taxation) is an overprovision (an “Overprovision”); or

8.1.2	that any refund, credit or repayment of Taxation (other than an Accounts Relief or refund, credit or repayment of Taxation which has arisen due to the use of a Future Relief) has arisen or will arise in respect of any gross receipts, income, profits or gains earned, accrued or received by a Group Member before Completion save to the extent that such gross receipts, income, profits or gains earned, accrued or received would fall within sub-paragraph 4.1.15 of this Schedule 4 or such refund, credit or repayment of Taxation are an Accounts Relief (a “Refund”); or

8.1.3	that any Liability to Taxation or other liability which has resulted in a payment being made or becoming due from the Management Sellers under this Schedule 4 has given or will give rise to a Relief or Tax saving for the Buyer or a Group Member (or would have given rise to a Relief or Tax saving but for it being set-off against another Liability to Taxation) and that the Relief or Tax saving is attributable to the aforementioned Liability to Taxation or other liability and which would not otherwise have arisen (a “Saving”)
then the Overprovision, Refund or Saving will be dealt with in accordance with this paragraph 8.

8.2	If the Buyer or a Group Member discovers that there has been an Overprovision, Refund or Saving, the Buyer shall as soon as reasonably practicable give written notice thereof to the Management Sellers such notice to include reasonably sufficient details of such Overprovision, Refund or Saving and the Buyer will use its reasonable endeavours to procure that the Auditors deal expeditiously with a request for a determination as to whether an Overprovision, Refund or Saving has arisen or will arise and will procure that a Group Member provides all assistance, documents and other information as may be reasonably required by the Auditors for that purpose.

8.3	The amount of the Overprovision, Refund or Saving (as determined by the Auditors) less any reasonable third party costs properly incurred by a Group Member or the Buyer in obtaining the Overprovision, Refund or Saving:
8.3.1	shall first be set-off against any payment then due from Management Sellers under this Schedule 4; and

8.3.2	to the extent that there is an excess, shall be promptly (and in any event within 10 Business Days) refunded up to the amount of any previous payment or payments made by the Management Sellers under this Schedule 4 (and not previously refunded under this sub-paragraph); and

8.3.3	to the extent that there is an excess, be carried forward and set-off against any future payment or payments that become due from the Management Sellers under this Schedule 4.
8.4	The relevant Group Member will be entitled to use in priority to any Relief which gives rise to a Saving or any other Relief available to it (including by way of surrender by another company to it) to reduce or eliminate any liability to make an actual payment of corporation tax.
8.5	No Group Member will obtain a Saving until the last date upon which it would have been obliged to make the actual payment of corporation tax which has been reduced or eliminated in order to avoid incurring interest thereon.
8.6	In determining whether a Group Member has obtained an Overprovision, Refund or Saving, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.

8.7	A Saving shall not be taken into account for the purposes of this paragraph 8 to the extent that is has already been taken into account in calculating (and so reducing) the quantum of damages relating to any breach of any of the Tax Warranties in respect of which the Management Sellers have made, or are liable to make, payment.
8.8	An Overprovision shall not be taken into account for the purposes of this paragraph 8:
8.8.1	to the extent that it has already been taken into account in calculating (and so reducing) the quantum of damages relating to any breach of any of the Warranties in respect of which the Management Sellers have made, or are liable to make, payment to the Buyer; or

8.8.2	to the extent to which it arises in consequence of the utilisation of any Future Relief; or

8.8.3	to the extent to which it would not have arisen but for a change in legislation (including but not limited to an increase in rates of Taxation) or in the published practice of any Taxation Authority first enacted and announced after Completion; or

8.8.4	to the extent to which it arises as a result of any voluntary act of the Buyer or the Company carried out after Completion that would fall within sub-paragraph 4.1.5 above.
8.9	A Refund shall not be taken into account for the purposes of this paragraph 8:
8.9.1	to the extent that it has already been taken into account in calculating (and so reducing) the quantum of damages relating to any breach of any of the Warranties in respect of which the Management Sellers have made, or are liable to make, payment to the Buyer; or

8.9.2	to the extent to which it arises in consequence of the utilisation of any Future Relief; or

8.9.3	to the extent to which it would not have arisen but for a change in legislation (including but not limited to an increase in rates of Taxation) or in the published practice of any Taxation Authority first enacted and announced after Completion;

8.9.4	to the extent to which it arises as a result of any voluntary act of the Buyer or the Company carried out after Completion that would fall within sub-paragraph 4.1.5 above.
9.	Recovery from other persons

9.1	If a Group Member recovers from any other person (including any Taxation Authority but excluding any Buyer’s Associate, any other member of the same group of companies as the Buyer) any amount which is referable to a Liability to Taxation or other liability of the Group Member which has resulted in or may result in a payment being made by the Management Sellers under paragraph 2 or the Taxation Warranties, the Buyer will repay to the Management Sellers within 15 Business Days the lesser of:

9.1.1	the amount so recovered (including any related interest or related repayment supplement) (less any reasonable costs, damages and reasonable expenses incurred by the relevant Group Member, the Buyer or any other member of the same group of companies as the Buyer as a result of the recovery of that amount); and

9.1.2	the amount paid by the Management Sellers under paragraph 2 in respect of the Liability to Taxation or other liability in question less any part of such amount previously repaid to the Management Sellers under any provision of this Agreement or otherwise.
9.2	If the Buyer becomes aware that any Group Member is entitled to recover any amount mentioned in paragraph 9.1, the Buyer will as soon as reasonably practicable (and in any event within 20 Business Days) give notice of that fact to the Management Sellers and provided that the Management Sellers indemnify the relevant Group Member, the Buyer and all other members of the same group of companies as the Buyer to the reasonable satisfaction of the Buyer against all reasonable costs, damages and reasonable expenses which may be incurred thereby, the Buyer will procure that the relevant Group Member, at the Management Sellers’ cost and expense, takes such action as the Management Sellers may reasonably and promptly request to effect such recovery.
9.3	The action which the Management Sellers may request a Group Member to take under paragraph 9.2 does not include:
9.3.1	any action which the Buyer reasonably considers to be materially prejudicial to the business or Taxation affairs of any Group Member, the Buyer or any other member of the same group of companies as the Buyer; or

9.3.2	allowing the Management Sellers to undertake the conduct of any action necessary to effect recovery of the amount in question.
9.4	Any recovery or right to make a recovery from another person shall not be taken into account for the purposes of this paragraph 9 to the extent that it has already been taken into account in calculating (and so reducing) the quantum of damages relating to any breach of any Taxation Warranties in respect of which the Management Sellers have made, or are liable to make, payment to the Buyer.

10.	Corporation Tax Returns

10.1	Subject to this paragraph 10, the Management Sellers will, at the relevant Group Member’s cost and expense (to the extent such costs and expense have been properly incurred by the Management Sellers and were provided for in the Completion Statements), prepare and submit the tax returns and the computations of each Group Member for all accounting periods ending on or before Completion (the “Pre Completion Returns”) and shall prepare and submit all related documentation and correspondence and shall have conduct of the negotiation and agreement of the Pre Completion Returns.

10.2	The Management Sellers shall, or shall procure that their duly authorise agents shall:
10.2.1	submit any Pre Completion Returns (which have not been submitted to the applicable Tax Authority before Completion) to the Buyer at least 21 days before the date upon which such Pre Completion Returns are required to be filed with the applicable Taxation Authority without incurring interest and penalties and such Pre Completion Returns shall only be submitted to the applicable Tax Authority once the Buyer gives such approval which is not to be unreasonably withheld or delayed;

10.2.2	take account of all reasonable comments made by the Buyer in relation to the Pre Completion Returns;

10.2.3	keep the Buyer properly informed of the progress of any negotiations with any Taxation Authority including the sending of copies of all material correspondence, notes or other written records of material telephone conversations or material meetings to the Buyer (and which the Buyer does not already have copies of);

10.2.4	take all reasonable steps to ensure that the Pre Completion Returns are prepared and agreed with the applicable Taxation Authority without unreasonable delay; and

10.2.5	the Management Sellers shall make no agreements with the applicable Taxation Authority or agree any matter which is likely to materially prejudice the business or Taxation affairs of any Buyer’s Associate without the prior written consent of the Buyer (not to be unreasonably withheld or delayed).
10.3	The Buyer shall procure that:
10.3.1	the Pre Completion Returns and other documentation mentioned in sub-paragraph 10.1, to the extent not authorised, signed and submitted before Completion, be authorised, signed and submitted to the applicable Taxation Authority without amendment or with such amendments as the Seller agrees, provided that the Buyer shall not be obliged to procure the signing or submission of any Pre Completion Return that is not full, true and accurate in all material respects;

10.3.2	each Group Member and its agents or employees shall give (without charge) the Management Sellers or their agents such assistance as may be reasonably required to agree the Pre Completion Returns with the applicable Taxation Authority or to facilitate the settlement or management of the relevant Group Member’s own Taxation affairs, including (without limitation) providing access to the personnel, books, accounts and records of the Company and providing copies of relevant documentation; and

10.3.3	the Management Sellers are promptly (and in any event within 10 Business Days) sent a copy of any communication from any Taxation Authority insofar as it relates to the Pre Completion Returns or related Taxation affairs of a Group Member.
10.4	Subject to paragraph 10.5, the Buyer will have exclusive conduct of all Taxation affairs of each Group Member in relation to a tax period ending after Completion.

10.5	The Buyer will procure that each Group Member keeps the Management Sellers properly informed of its Taxation affairs in respect of the accounting period ending after Completion but beginning on or prior to Completion (the “Straddle Returns”) to the extent such matters may give rise to liability to the Management Sellers under this Schedule 4. The Buyer or its duly authorised agents shall submit the Straddle Returns together with any replies to enquiries from a Taxation Authority, in relation to such matters, in draft form to the Sellers for comment at least 21 days prior to the date upon which the Straddle Returns are required to be filed with the applicable Taxation Authority without incurring interest and penalties and shall take account of all reasonable comments made by the Sellers.

10.6	The Buyer will procure that each Group Member does not amend or withdraw any return or computation or any claim, election, surrender or consent made by the respective Group Member in respect of its accounting periods ended on or before Completion without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed).

11.	Buyer’s Covenant

11.1	Save to the extent that the Buyer could claim payment of such amount under this part 2 of Schedule 4 or the Taxation Warranties but no actual payment has been made by the Management Sellers or to the extent that an amount in respect of Taxation has been recovered by the Management Sellers or any Seller Associate under any relevant Taxation Statute (and the Management Sellers shall procure that no such recovery is sought to the extent that payment is made hereunder) or to the extent such Liability to Taxation has been made good by insurers without cost to the Management Sellers, the Buyer hereby covenants to pay to the Management Sellers (once the Management Sellers have notified the Buyer in writing of such a claim) an amount equal to:
11.1.1	any liability or increased liability to Taxation of any Seller Associate as the result of a failure by a Group Member to discharge any Taxation (including any VAT attributable to supplies made by a Group Member) of the Company;

11.1.2	any reasonable third party costs and expenses incurred by a Seller Associate in connection with a liability under this paragraph 11.
11.2	The provisions of paragraph 5 (Due Date for Payment) and paragraph 6 (Claims Procedure) shall apply to the covenant contained in this paragraph 11 as they apply to the covenant in paragraph 2 with references to the Management Sellers being replaced with references to the Buyer and vice versa and with any other necessary modifications.

11.3	The Buyer is entitled to set-off against any amount which it is liable to pay to the Seller under paragraph 11.1 any amount which the Management Sellers are liable to pay the Buyer under Part 2 of Schedule 4 in connection with the same Event.

12.	General

All payments by the Management Sellers under this Part 2 of this Schedule 4 will be treated as repayments by the Management Sellers of the Consideration paid for the Shares pursuant to this Agreement, provided that this paragraph 12 will not operate in any way to limit the liability of the Management Sellers under this Part 2 of this Schedule 4.
PART 3 — TAX WARRANTIES
13.	Returns, records, disputes and clearances

13.1	Within the period of three years ending on the date of this Agreement all notices, returns, computations, registrations, information and payments which should have been made or supplied by any Group Member for any Taxation purpose have been made within the requisite periods and are up-to-date, materially correct and on a proper basis and none of them is, or so far as the Management Sellers are aware is likely to be, the subject of any dispute with any Taxation Authority.

13.2	Within the period of three years ending on the date of this Agreement no Group Member has been involved in any dispute with any Taxation Authority or has been the subject of any investigation or enquiry by any Taxation Authority (other than routine questions), no Taxation Authority has indicated to the Management Sellers that it intends to investigate the Taxation affairs of any Group Member and so far as the Management Sellers are aware there are no circumstances which are likely to give rise to any such investigation.

13.3	All consents and clearances obtained within the period of three years ending on the date of this Agreement by any Group Member from any Taxation Authority remain valid and effective and any transaction for which any such consent or clearance has been obtained has been carried into effect (if at all) only in accordance with the terms of the relevant consent or clearance, including the terms of the application for the relevant consent or clearance.

13.4	So far as the Management Sellers are aware no Taxation Authority has operated or agreed to operate any Special Arrangement (being an arrangement which is not based on relevant legislation or published practice of the Taxation Authority) in relation to a Group Member’s affairs.

14.	Penalties and interest

No Group Member has within the period of three years ending on the date of this Agreement paid, or, so far as the Management Sellers are aware, is liable to pay, any fine, penalty, charge, surcharge or interest charged by virtue of any of the provisions of any Taxation Statute.

15.	Taxation claims, liabilities and relief

15.1	Each Group Member has sufficient records to materially fulfil its obligations under all Taxation Statutes and to enable it to make and complete returns for Taxation purposes and to calculate the liability to Taxation or relief arising:
15.1.1	in respect of or by reference to any Event on or before Completion; or

15.1.2	on the disposal of any asset owned by it at Completion.
15.2	No Group Member is liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person other than a Group Member, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to Completion.

16.	Distributions and payments

16.1	Each Group Member within the period of three years ending on the date of this Agreement has deducted and properly accounted to the appropriate Taxation Authority for all amounts which it has been obliged to deduct in respect of Taxation (whether PAYE or otherwise), has complied with all reporting requirements relating to all such amounts and has (where required by the applicable Taxation Statute) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.
16.2	Within the period of three years ending on the date of this Agreement no Group Member has made or received any exempt distribution within the meaning of section 213 ICTA, or has at any time been a relevant company in relation to an exempt distribution for the purposes of that section or concerned in an exempt distribution for the purposes of section 214 ICTA.

17.	Employee benefits

17.1	Within the period of three years ending on the date of this Agreement each Group Member has properly operated PAYE, by making deductions, as required by the applicable Taxation Statute, from all payments made (including notional payments), or treated as made, to its directors, employees or officers or former directors, employees or officers or any persons required to be treated as such, and accounting to HMRC for all Taxation so deducted and for all Taxation chargeable on the relevant Group Member on benefits provided for its directors, employees or officers, or former directors, employees or officers.

17.2	No liability to national insurance contributions or obligation to account for income tax under PAYE could fall on any Group Member as a result of a chargeable event (within the meaning of Chapter 2 Part 7 ITEPA) before, at or after Completion in respect of securities and interests in securities made available or securities options granted to an employee or director prior to Completion.

17.3	The Disclosure Letter contains details of all share incentive schemes and profit sharing schemes and employee benefit trusts established by each Group Member. whether approved by HMRC or not.

18.	Close companies

No Group Member is, or has ever been, a close company as defined in section 414 ICTA.

19.	Group transactions

19.1	Details of all claims for or surrenders of Group Relief pursuant to sections 402 and 413 ICTA, elections pursuant to sections 171A and 179A TCGA and elections pursuant to paragraph 66 of Schedule 29 FA 2002 to which any Group Member has been a party in the three years ending on Completion, including details of payments made or to be made and payments received or to be received are set out in the Disclosure Letter.

19.2	No Group Member has been a party to any such reconstruction as is described in section 343 ICTA in the six years prior to Completion;

19.3	So far as the Management Sellers are aware no Group Member owns an asset which, as a result of the sale of the Shares pursuant to this Agreement, will give rise to a charge under section 179 TCGA (de-grouping)

20.	Tax avoidance

Within the period of three years ending on the date of this Agreement no Group Member has entered into or been a party to any scheme, arrangement or transaction designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation or amounts to be accounted for under PAYE.
21.	Base values and acquisition costs

21.1	If all of the capital assets of each Group Member owned at the Accounting Date were disposed of for a consideration equal to their book value, or value adopted for the purpose of, the Balance Sheet, or in the case of assets acquired since the Accounting Date, equal to the consideration given on acquisition, no liability to corporation tax on chargeable gains or balancing charge under the CAA would arise (and for this purpose there will be disregarded any relief or allowance available to the relevant Group Member other than amounts falling to be deducted from the consideration receivable under section 38 TCGA).

22.	Capital gains

No Group Member has within the period of three years ending on the date of this Agreement:

22.1	made a claim under sections 152 to 158 (inclusive) or 175 or 247 TCGA which affects the amount of the chargeable gain or allowable loss which would, but for such claim, arise or have arisen upon a disposal of any asset or acquired any asset or any interest in any asset in circumstances in which another company has made a claim under section 175 TCGA which affects for the purposes of the TCGA the amount or value of the consideration given for such asset or interest;

22.2	been a party to, involved in, or connected with any disposal of assets within the meaning of section 29 TCGA (value shifting) or any scheme or arrangement such as are mentioned in section 30 TCGA (tax-free benefits);

22.3	been a party to, involved in, or connected with any exchange of securities whether or not (by virtue of section 135 TCGA) section 127 TCGA applied to the exchange;

22.4	carried out or been involved in or connected with any reorganisation or scheme of reconstruction or amalgamation whether or not (by virtue of section 126 or 136 TCGA) section 127 TCGA applied to such reorganisation or scheme of reconstruction or amalgamation;

22.5	been a party to, involved in, or connected with, any depreciatory transaction to which section 176 TCGA applied (including any transaction to which that section applied by virtue of section 177 TCGA (dividend stripping));

22.6	realised a loss to which section 18(3) TCGA (transactions between connected persons) applied;

23.	Intangible assets

No Group Member owns or has owned any chargeable intangible assets as defined in Schedule 29 FA 2002.

24.	Capital allowances

24.1	All capital expenditure incurred by each Group Member since the Accounting Date and all capital expenditure which may be incurred by each Group Member under any existing contract has qualified or, so far as the Management Sellers are aware, will be capable of qualifying for capital allowances.
25.	VAT: general

25.1	Each Group Member:
25.1.1	is registered in the United Kingdom for VAT purposes and such registration is not subject to any conditions set down by HMRC and is not registered or required to be registered for VAT or any similar tax in any other jurisdiction;

25.1.2	maintains materially complete, materially correct and up-to-date records for the purposes of all legislation relating to VAT and is not subject to HMRC conditions in this regard and is not in arrears with any payment or return under that legislation or in respect of Intrastats or excise or customs duties, or liable to any abnormal or non-routine payment of VAT, or any forfeiture or penalty, or to the operation of any penal provision;
25.2	No Group Member:
25.2.1	has been required by HMRC to give security for any reason or has failed to comply in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT;

25.2.2	has within the two years ending on the date of this Agreement been served with any penalty liability notice under section 64 VATA or any surcharge liability notice under section 59 VATA or been issued with any written warning under section 76(2) VATA (failure to comply with a regulatory provision);

25.2.3	has been treated as, or applied for treatment as a member of a group for VAT purposes under section 43 VATA and no transaction has been effected in consequence of which any Group Member is or may be held liable for any VAT arising from supplies made by another company and no Group Member has been a party to any transaction or arrangement as a result of which a direction has been or may be given under Schedule 9A VATA (anti-avoidance provisions for groups of companies);

25.2.4	is or has agreed to become, an agent, manager or factor for the purposes of section 47 VATA of any person who is not resident in the United Kingdom.
25.3	All supplies of goods and services made by each Group Member are taxable supplies for the purposes of VATA, each Group Member is able to obtain credit as deductible input tax (as defined in section 24 VATA) for all the VAT which it has incurred and no input tax has been claimed on the basis of anticipated taxable supplies which have not yet been made.

25.4	All supplies of goods made by each Group Member to overseas customers are zero rated taxable supplies for the purposes of VATA and each Group Member has issued invoices in respect of each such supply which comply with all legislation relating to VAT (and specifically comply with Regulation 14 of the Value Added Tax Regulations 1995) and which enable the relevant Group Member to obtain credit as deductible input tax (as defined in section 24 VATA) for all the VAT which it has incurred.

25.5	So far as the Management Sellers are aware in connection with any property owned by a Group Member that is a capital item for the purposes of Part XV Value Added Tax Regulations 1995 (“Part XV”), the relevant Group Member has sufficient information to enable the Buyer to make any adjustment for the purposes of the capital goods scheme pursuant to the provisions of Part XV.

26.	Stamp duty and stamp duty reserve tax

26.1	All documents which are liable to stamp duty and which confer any right upon any Group Member and on which any Group Member may need to rely have been duly stamped or stamped with a particular stamp denoting no stamp duty is chargeable and, so far as the Management Sellers are aware, no document which confers any right upon any Group Member or on which any Group Member may need to rely and which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom.

26.2	No claim for relief or exemption from stamp duty pursuant to section 42, Finance Act 1930, section 11, Finance Act (Northern Ireland) 1954 or section 151, Finance Act 1995 has been made after 23rd April 2002 by any Group Member and for which the Group Member is or so far as the Management Sellers are aware is likely to become liable to pay stamp duty by virtue of section 111, Finance Act 2002 and/or paragraph 8 of schedule 34 to that Act.

26.3	No claim for relief or exemption from stamp duty pursuant to section 76, Finance Act 1986 has been made after 23rd April 2002 by any Group Member and for which the Group Company is or so far as the Management Sellers are aware is likely to become liable to pay stamp duty by virtue of section 113, Finance Act 2002 and/or paragraph 9 of schedule 35 to that Act.

27.	Stamp duty land tax

27.1	Stamp duty land tax has been paid in full in respect of all land transactions to which stamp duty land tax applies and in respect of which any Group Member is the purchaser within the meaning of section 43(4) FA 2003 and, so far as the Management Sellers are aware, no Group Member has any liability or obligation (contingent or otherwise) to submit a further land transaction return.

27.2	So far as the Management Sellers are aware, no liability to Stamp duty land tax will arise to any Group Member (under the provisions of Schedule 7 Finance Act 2003 as a result of group relief and/or reconstruction and acquisition reliefs claimed by that Group Member being withdrawn before or on Completion).

28.	Residence and offshore interests

Each Group Member is and has at all times been resident in the United Kingdom for the purposes of all Taxation Statutes and has not at any time been resident outside the United Kingdom or had a permanent establishment outside the United Kingdom for the purposes of any Taxation Statute or any double taxation arrangements.

29.	Shares and securities

29.1	No Group Member has at any time:
29.1.1	purchased or agreed to purchase, repaid or agreed to repay or redeemed or agreed to redeem any shares of any class of its share capital or any amount paid up on any of its shares;

29.1.2	capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any class or description or passed or agreed to pass any resolution to do so;
30.	Quarterly instalment payments

No Group Member is obliged to pay corporation tax in quarterly instalments under the provisions of Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No 3175) and section 59E TMA nor in the absence of Group Relief would any Group Member have been so liable.

31.	Group payment arrangements

No Group Member has entered into any group payment arrangements under the provisions of section 36 FA 1998.

32.	Transfer pricing/Thin capitalisation

32.1	Within the period of two years ending on the date of this Agreement no Group Member has undertaken, or has agreed to undertake, any transaction or made any provision whatsoever (whether of services, goods, intangible rights, finance or otherwise) which is otherwise than on arm’s length terms for which any Taxation Authority can make or require to be made any adjustment for Taxation purposes to the terms on which such transaction is treated as taking place.

33.	Balance Sheet and subsequent events

33.1	The Balance Sheet fully provides or reserves, in accordance with the accounting policies set out in the notes included in the Accounts, for all Taxation (including deferred tax for which the relevant Group Member is or may be liable, or for which it may be accountable, as at the Accounting Date.

SCHEDULE 5
Pre-Completion and Completion Arrangements
Part A: Pre-Completion
The Graphite Loan Note Interest (in whole, or at Graphite’s sole discretion, any part thereof) shall, pursuant to the documents in the agreed terms be capitalised by the issue at £1 of Capitalisation Ordinary Shares to the relevant Graphite holders of the Loan Notes.
Part B: Completion
At Completion the following will take place:
1.	Items for Delivery

The following items will be produced and delivered or made available by the Sellers:

Share Transfers

1.1	Executed transfers of the Shares in favour of the Buyer (or its nominee(s)) together with the share certificates for the Shares (or in the case of any lost certificate an indemnity in the agreed terms in relation to it).

1.2	Transfers of all shares in any Group Member not held in the name of the Company or another Group Member duly executed in favour of the Buyer (or its nominee(s)) together with share certificates in respect of all the issued shares of each Group Member other than the Company (or in the case of any lost certificate an indemnity in the agreed terms in relation to it).

1.3	To the extent not delivered at exchange, the Pickering Sale Agreement, duly executed by John Pickering, together with the documents to be delivered by Mr Pickering thereunder (subject to the Buyer paying the consideration pursuant to the Pickering Sale Agreement).

1.4	Executed transfers of the Loan Notes in favour of the Buyer (or its nominee(s)) together with the certificates for the Loan Notes (or in the case of any lost certificates an indemnity in the agreed terms in relation to it).

Authorisations

1.5	Power of attorney in the agreed terms in respect of any Seller unable to attend in person at Completion.

Resignations and Appointments

1.6	A letter of resignation in the agreed terms from each director of each Group Member other than Jonathan Sherry.

1.7	A letter of resignation in the agreed terms from the secretary of each Group Member.

Company Documentation

1.8	The certificate of incorporation, any certificate(s) of incorporation on change of name, the common seal (if any) and the statutory books and registers (which will be written up to but not including Completion) of each Group Member.

1.9	The deeds and documents relating to the title of any Group Member to the Properties to the extent listed in the appendix to the Disclosure Letter.

1.10	All cheque books in current use of each Group Member.

1.11	All books and records of the Group, keys and credit cards of each Group Member which are in the possession or under the control of the Sellers or any other person who resigns as an officer of any Group Member in accordance with this Schedule.

Financial

1.12	A copy of the bank mandate of each Group Member and copies of bank statements in respect of each account of each Group Member as at the close of business on the last Business Day prior to Completion, together in each case with a reconciliation statement prepared by the Sellers to show the position at Completion (listing unpresented cheques drawn or received by the relevant Group Member and standing orders payable since the date of such bank statements).

1.13	The Estimated Net Debt Statement (a draft of which will be supplied to the Buyer two Business Days prior to Completion).

Miscellaneous

1.14	A deed in the agreed terms from each Seller acknowledging that neither that Seller nor, in the case of any Management Seller any company of which such Management Seller has control (as defined in section 840 ICTA) has any claim against any Group Member and that there is no agreement or arrangement under which any Group Member has any actual, contingent or prospective obligation to any such person.

1.15	The Institutional Sellers and the Buyer will execute the Retention Fund Instruction Letter and deliver it to its addressees.

1.16	The Institutional Sellers will execute and deliver to the Buyer the Environmental Policy Deductible Letter.

1.17	The Consultancy Termination Agreement duly executed by Martin Rees and the Company.

2.	Convening of Meetings

2.1	The Sellers will procure that duly convened board meetings of each relevant Group Member are held at which:
2.1.1	the transfers referred to in paragraphs 1.1, 1.3 and 1.4 (subject to stamping if not previously effected) are approved for registration in the books of the relevant Group Members;

2.1.2	the address of the registered office of each Group Member is changed to Varn House, Northbank Industrial Estate, Irlam, Manchester M44 5DL;

2.1.3	the resignations of directors and secretaries referred to in each of paragraphs 1.6 and 1.7 are accepted with effect from the end of the relevant board meeting;

2.1.4	such persons as are nominated by the Buyer as directors and secretary of each Group Member are appointed with effect from the end of the relevant board meeting; and

2.1.5	all existing instructions to the bankers of each Group Member are revoked and new instructions given to such bankers as the Buyer may nominate, in such form as the Buyer directs.
3.	Repayment of Monies Owed

Each Management Seller will repay, and will procure that any company of which such Management Seller has control (as defined in section 840 ICTA) will repay, all amounts owed by such Management Seller or company to the relevant Group Member whether due for payment or not.

4.	Payment of Consideration and other Buyer Obligations

The Buyer will:
4.1	pay by way of electronic transfer to the Sellers’ Solicitors:-
4.1.1	the Share Consideration; and

4.1.2	the Initial Loan Note Consideration (on account of the Loan Note Consideration);
4.2	pay the Retention Fund into the Retention Account whereupon it shall be dealt with in accordance with Schedule 10;

4.3	complete the Pickering Sale Agreement in accordance with its terms;

4.4	procure that the Group repays the Bank Debt;

4.5	procure that the Company makes the payment due to Martin Rees under the Consultancy Termination Agreement;

4.6	deliver to the Management Sellers evidence that directors and officers run-off insurance cover has been put in place for those persons ceasing to be directors of any Group Member at Completion.

SCHEDULE 6
The Property
Leases

			Description of
Unit	Parties	Date	property	Term	Rent	Use
5, 6 & 7 Hawksworth Industrial Estate, Swindon, Wiltshire	Wyndham Investments Limited (1) BTR Property Holdings Limited (2) and BTR Property Holdings Limited (3) (assigned to Duco International Limited on 28 May 1999)	20 June 1980	All that piece or parcel of land with the premises erected thereon situate at and known as 5, 6, 7 Hawkesworth Industrial Estate, Swindon, Wiltshire	25 years from 1 January 1980	£78,855	Purposes within Classes III and X of the Town and Country Planning (Use Classes) Order 1972

8 Hawkesworth Industrial Estate, Swindon, Wiltshire	Saville Gordon Properties Limited (1) and Duco International Limited (2)	3 March 2000	All that piece or parcel of land and the premises erected thereon known as Unit 8 Hawksworth Industrial Estate, Swindon, Wiltshire	10 years from 1 January 2000	£71,500	Distribution and Storage within Class B8 and/or industrial purposes within Class B1(b) and (c) of the Town and Country Planning (Use Classes) Order 1987
4 Buckingham Avenue, Slough, Berkshire	Slough Trading Estate Ltd (1) and Duco International Limited (2)	21 August 2000	The land and buildings known as Building 4, Buckingham Avenue Trading Estate, Slough, Berkshire	10 years from 8 February 2005	£355,000	Use for polymer processing together with ancillary offices or such other purpose within Class B1 B2 or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987

SCHEDULE 7
Obligations Pending Completion
The Management Sellers will procure that each Group Member will:
1.	carry on its business in the ordinary course so as to maintain that business as a going concern;

2.	use reasonable endeavours to preserve its goodwill and customer and supplier relationships;

3.	not incur expenditure on capital account on any single item in excess of £10,000 or items having an aggregate capital expenditure in excess of £25,000 and in either case not enter into any commitment to do so;

4.	not dispose of any part of its assets except Stock in the ordinary course of trading;

5.	not enter into any guarantee or indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligations;

6.	not enter into any long term Contract (which is incapable of complete performance within 6 months from the date of the Contract);

7.	not grant any lease, licence or third party right or terminate, or give notice to terminate, a lease, licence or third party right in respect of any part of the Property;

8.	not change the existing use or assign or otherwise dispose of any part of the Property;

9.	not declare, make or pay any dividend or other distribution;

10.	not create an Encumbrance over the Property or another asset of a Group Member (save for liens arising in the ordinary course of business);

11.	not appoint any additional director;

12.	not take on any new employee with a basic salary in excess of £25,000 per annum, officer or director or terminate or give notice to terminate the employment or engagement of any employee, officer or director make or propose to make any general change in the terms or conditions of employment or engagement or pension benefits of any employee, officer or director;

13.	continue to pay all renewal fees for any insurance policy;

14.	(save pursuant to Part A of Schedule 5) not create, allot, issue, grant or agree to grant any option over, acquire, repay or redeem any class of share or loan capital and not vary or agree to vary the rights of, any class of share or loan capital; and

15.	not make any change in its business structure or organisation.

SCHEDULE 8
Loan Note Consideration
1.	Completion Statements

1.1	The Sellers and the Buyer will procure that after Completion, Completion Statements for the Group will be prepared and reported on in accordance with the provisions of this Schedule 8 consisting of an Actual Net Debt Statement and Working Capital Statement.

1.2	The Completion Statements will be prepared (subject as otherwise provided) in the following order of priority:
1.2.1	adopting the accounting bases principles, policies, treatments and categorisations applied for the purposes of March Balance Sheet;

1.2.2	to the extent there is no conflict with paragraph 1.2.1 adopting the accounting bases, principles, policies, treatments and categorisations applied for the purposes of the Accounts; and

1.2.3	to the extent there is no conflict with paragraph 1.2.1 and paragraph 1.2.2 in accordance with the historical cost convention and with accounting principles generally accepted in the United Kingdom (including Accounting Standards);
For the avoidance of doubt, in the preparation of the Completion Statements the terms of paragraph 1.2.1 shall take precedence over the terms of paragraphs 1.2.2 and 1.2.3 and the provisions of paragraph 1.2.2 shall take precedence over paragraph 1.2.3. There shall be included within the Completion Statement specific provisions for the following items:
(a)	the cost of directors and officers run-off insurance cover (not exceeding £10,000);

(b)	£61,000 in respect of interest having been incorrectly treated as tax deductible for the three years ended on the Accounting Date;

(c)	£25,000 in respect of a failure to account correctly for VAT on acquisitions and disposals of cars;

(d)	all sums payable by the Company under the Consultancy Termination Agreement.
and no further provision shall be made or liability otherwise taken into account in respect of those items.

2.	Procedure

2.1	Forthwith after Completion the Sellers will provide the Buyer and, where requested, the Buyer’s Accountants with access to those assets, documents and records within their possession or control relating to the Group which the Buyer or the Buyer’s Accountants may reasonably require or request for the purpose of preparing and agreeing the draft Completion Statements.

2.2	Within 45 Business Days after the date of Completion the Buyer will prepare and deliver to the Sellers a final draft of the Completion Statements.

2.3	The Sellers will review the draft Completion Statements as delivered by the Buyer under this Schedule, such review to be completed within 20 Business Days of such delivery. The Sellers will notify the Buyer by one written notice within such period whether or not they accept them as complying with paragraph 1 of this Schedule. The Buyer will ensure that the Sellers and, where requested, the Sellers’ Accountants are given access as soon as reasonably practicable to all additional information they may reasonably require to enable the Sellers to make their decision. If the Sellers do not so notify the Buyer within 20 Business Days of delivery of the draft Completion Statements then the Sellers will be deemed to have accepted the draft Completion Statements as complying with paragraph 1.

2.4	If the Sellers notify the Buyer of any objection pursuant to paragraph 2.3 then the Sellers will procure that the Sellers’ Accountants set out in reasonable detail their reasons for such non-acceptance and specify the adjustments (including for the avoidance of doubt, the quantum of the same) that in their opinion should be made to the draft Completion Statements in order to comply with paragraph 1.

2.5	If the Sellers’ Accountants and the Buyer’s Accountants do not reach agreement within 14 days after service of the Sellers’ Accountants’ notice of non-acceptance under paragraph 2.3 then any party may refer the matters in dispute to a partner of at least ten year’s relevant qualified experience at an independent firm of chartered accountants agreed by the parties. If the parties are unable to agree on the appointment of an independent firm of chartered accountants after a further 21 days, an independent firm of chartered accountants will be appointed on the application of either party by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”).

2.6	The Expert will act on the following basis:
2.6.1	the Expert will act as an expert and not as a arbitrator;

2.6.2	the Expert’s terms of reference will be to determine the remaining matters in dispute between the parties;

2.6.3	the parties will each provide the Expert with all information relating to the matter which the Expert reasonably requires and the Expert will entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of the Company;

2.6.4	the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties;

2.6.5	the parties will each pay one half of the Expert’s costs or as the Expert may determine;

2.6.6	except to the extent that the parties agree otherwise or otherwise as set out in this paragraph 2.6, the Expert will determine its own procedure and will determine only:
2.6.6.1	whether any of the arguments for the adjustments to be made to the draft Completion Statements put forward in the Sellers’ non-acceptance notice are correct in whole or in part; and

2.6.6.2	if so, what alterations should be made to the Completion Statements in order to correct the relevant inaccuracy in them;
2.6.7	the Expert will apply the accounting principles as set out in paragraphs 1.2;

2.6.8	the procedure of the Expert will:
2.6.8.1	give the parties a reasonable opportunity to make written representations to it; and

2.6.8.2	require that each party supply the other with a copy of any written representations at the same time as they are made to the Expert;

2.6.9	determination of the Expert will be in writing and made available for collection by each of the parties at the offices of the Expert at such time as it will determine.
2.7	If the Sellers’ Accountants and the Buyer’s Accountants reach agreement on (or pursuant to paragraph 2.3 the Sellers are deemed to have accepted) the Completion Statements, or if the Completion Statements are finally determined at any stage in the procedure set out in this paragraph 2, the Completion Statements as so agreed or determined will be the Completion Statements for the purposes of this Agreement and shall be final and binding on the Buyer and the Sellers.

2.8	The Sellers and the Buyer will pay their own costs and expenses in connection with the preparation and agreement of the Completion Statements including, where applicable, any costs associated with presentation of their case to the Independent Accountant.

2.9	For the avoidance of doubt where the Sellers are required pursuant to this paragraph to provide notice in writing to the Buyer, such notice must be signed by or on behalf of each of the Institutional Sellers in order to constitute valid notice upon the Buyer.

3.	Quantification of Loan Note Consideration

3.1	The amount of the Loan Note Consideration shall be a sum equal to £17,100,000 less the Insurance Costs (not exceeding £388,000) less the Share Consideration and the consideration payable under the Pickering Sale Agreement less the amount of the Actual Net Debt but subject to the following adjustments:
3.1.1	there will be added the amount, if any, by which the Working Capital is more than £3,457,237;

3.1.2	there will be deducted the amount, if any, by which the Working Capital is less than £3,457,237.
3.2	Within 10 Business Days after the Completion Statements have become final and binding:
3.2.1	to the extent that the Loan Note Consideration (as adjusted) exceeds the amount of the Estimated Loan Note Consideration (the amount of such excess shall be referred to as “the Excess”) there shall be paid to Lloyds TSB Development Capital Limited and Graphite from the Retention Account the Retention Fund together with a sum equal to the Excess (from the Buyer);

3.2.2	to the extent that the Loan Note Consideration is equal to or less than the Estimated Loan Note Consideration but more than the Initial Loan Note Consideration there shall be paid to Lloyds TSB Development Capital Limited and Graphite from the Retention Account the amount by which the Loan Note Consideration is in excess of the Initial Loan Note Consideration and the balance of the Retention Fund shall be repaid from the Retention Account to the Buyer;

3.2.3	to the extent that the Loan Note Consideration is less than the Initial Loan Note Consideration (such amount shall be referred to as “the Deficit”), the Retention Fund shall be repaid to the Buyer from the Retention Account and Lloyds TSB Development Capital Limited and Graphite shall repay to the Buyer an amount equal to the Deficit.
3.3	All amounts due from or to Lloyds TSB Development Capital Limited and Graphite under paragraph 3.2 shall be in the proportions that each such entity’s holding of Preferred Ordinary Shares bears to the aggregate amount of Preferred Ordinary Shares in issue at Completion (and for these purposes the Preferred Ordinary Shares held by Lloyds TSB Ventures Nominees Limited shall be deemed to be held by Lloyds TSB Development Capital Limited).

3.4	All payments to the Institutional Sellers under paragraph 3.2 above shall be made to the Sellers’ Solicitors in settlement of the Loan Note Consideration by electronic transfer and clause 4.3 shall apply.

SCHEDULE 9
Limitation of Management Sellers’ liability
1.	General

1.1	The provisions of this Schedule shall operate to limit the liability of the Management Sellers under and in respect of the provisions of the Warranties.

2.	Minimum and Maximum Claims

2.1	The Management Sellers shall not be liable in respect of any individual Relevant Claim unless (and then only to the extent that) the amount that would otherwise be recoverable from the Management Sellers in respect of such Relevant Claim exceeds £2,500. For the purposes of this paragraph, where a Relevant Claim relates to more than one Event which would separately constitute a Relevant Claim, it shall be treated as a separate Relevant Claim in respect of each such Event.

2.2	The Management Sellers shall not be liable in respect of any Relevant Claim or Relevant Claims unless and until (and then only to the extent that) the aggregate amount that would otherwise be recoverable from the Management Sellers in respect of all such Relevant Claims (after giving due effect to paragraph 2.1 above in relation to each Relevant Claim) exceeds £175,000 (in which event the Management Sellers shall be liable for the whole amount and not merely the excess over £175,000).

2.3	The total aggregate liability of each of the Management Sellers in respect of all and any Relevant Claims and any claims under or in respect of Schedule 4 of this Agreement (inclusive of costs and interest) shall not exceed the amount set out opposite each Management Seller’s name in column 3 of Schedule 1.

2.4	Any amounts paid in respect of a Relevant Claim and/or any claims under or in respect of Schedule 4 of this Agreement and subsequently refunded and/or set off under paragraph 7 of Schedule 9 or paragraph 8 of Schedule 4 shall be disregarded to the extent of the refund and/or set off for the purposes of paragraph 2.3 of Schedule 9 in the event of any further Relevant Claim and/or any claims under or in respect of Schedule 4 of this Agreement.

3.	Time Limits

3.1	Specific written notice of any Relevant Claim, setting out so far as reasonably practicable the Buyer’s calculation of the amount and details thereof shall be given by the Buyer to the Management Sellers:
3.1.1	in the case of any Relevant Claim the subject matter of which relates to Taxation under the Taxation Warranties on or before the seventh anniversary of the date of this Agreement; and

3.1.2	in the case of any other Relevant Claim, on or before the date following 24 months from the date of this Agreement;
(such date being referred to in this schedule as the “Expiry Date”) and the Management Sellers shall cease to be under any liability to the Buyer or otherwise in respect of all and any Relevant Claims not so notified to the Management Sellers.

3.2	Any Relevant Claim (other than any such claim under the Taxation Warranties) made before the Expiry Date shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable (and the Management Sellers’ liability in respect of such Relevant Claim shall absolutely terminate) on the expiry of the period of 9 months after notice of such Relevant Claim was given to the Management Sellers (or any of them) in accordance with paragraph 3.1 of this Schedule, unless proceedings in respect thereof shall have been commenced against the Management Sellers (or any of them) (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and validly served upon the Management Sellers) (or any of them).

4.	Reliance

The Buyer acknowledges and declares that in entering into this Agreement it has not relied and is not relying on any warranties, representations, covenants, undertakings, indemnities, promises, forecasts or other statements whatsoever whether written or oral (and whether implied or otherwise) (collectively “Representations”), other than those expressly set out in this Agreement, and the Buyer hereby irrevocably and unconditionally waives any right it may have to claim damages for, or to rescind this Agreement by reason of, any Representation not expressly set out in this Agreement unless such Representation was made fraudulently. The Buyer further declares that, at the time of entering into this Agreement none of Dermot Healy, Thomas Koenig and John Connell is actually aware (having read all due diligence reports commissioned by or on behalf of the Buyer in respect of the acquisition of the Shares) of any facts or, matters which any of them knows will or is likely to give rise to any liability on the part of the Management Sellers under the Warranties or Schedule 4 and the Buyer hereby waives any such claims or potential claims of which such persons are so aware.

5.	Rescission

Save as expressly stated in this Agreement the sole remedy against the Management Sellers for any breach of any of the Warranties, any other breach of this Agreement by the Management Sellers shall be an action for damages. Save in the event of fraudulent misrepresentation, no right of rescission shall be available after Completion to the Buyer by reason of any breach of the Warranties or any other provision of this Agreement.

6.	Specific Limitations

6.1	The Management Sellers shall have no liability in respect of any Relevant Claim if and to the extent that such Relevant Claim (or the subject matter thereof):
6.1.1	occurs or arises or is increased as a result of any legislation not in force at the date hereof or any change of law, regulation, directive, requirement or published administrative practice (including by HMRC or any other taxing authority) or any change in the rates of Taxation which in each case is not in force at the date hereof;

6.1.2	occurs or arises or, such Relevant Claim otherwise having arisen, is increased as a result of any change made after the date hereof in any accounting or taxation policies of any Group Member save for changes necessary for compliance with Accounting Standards in force as at Completion;

6.1.3	would not have arisen or occurred but for (or is increased as a result of):
(a)	any voluntary act, event, omission, transaction or arrangement after Completion by the Buyer or any Group Member (or on their respective behalves) otherwise than, in the case of any Group Member, in the ordinary course of its business as now carried on and otherwise than pursuant to a legally binding commitment created on or before Completion; or

(b)	any failure or omission by the Company to make any claim, election, surrender or disclaimer, or give any notice, or consent or do any other thing, in connection with the provisions of any enactment or regulation relating to Taxation after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts;
6.1.4	arises from an act, event, omission, transaction or arrangement of the Management Sellers or any Group Member prior to Completion occurring at the written request or with the written consent of the Buyer;

6.1.5	is recovered by the Buyer or any Group Member under the terms of any insurance policy;

6.1.6	is a liability for Taxation which arises directly or indirectly as a result of:
(a)	the payment of any unusual or abnormal dividend by any Group Member after Completion; or

(b)	the change of the date to which any Group Member makes up its accounts; or

(c)	the cessation of any business carried on by any Group Member occurring after Completion.
6.2	The Management Sellers shall have no liability in respect of any Relevant Claim to the extent that specific allowance, provision or reserve has been made in the Completion Statements in respect of the matter to which such liability relates (or the relevant liability is otherwise taken into account in the Completion Statements)

6.3	For the avoidance of doubt, in determining the amount of any Relevant Claim for the purposes of the limits set out in paragraphs 3.1 and 3.2 above, the amount of such Claim shall be the net amount after giving effect to the provisions of paragraphs 6.1 and 6.2 above.

7.	Recovery

7.1	Where the Buyer or any Group Member is or may be entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Relevant Claim (other than any claim under the Taxation Warranty), the person so entitled shall use all reasonable endeavours to recover that sum (keeping the Management Sellers promptly informed of the conduct of such recovery), and any sum recovered will reduce the amount of the Relevant Claim.

7.2	Without prejudice to the provisions of paragraph 7.1 if the Management Sellers (or any of them) pay(s) to the Buyer an amount in respect of any Relevant Claim (other than any claim under the Taxation Warranties), and the Buyer or any Group

Member subsequently recovers (whether by payment, credit, discount, relief or otherwise) from a third party an amount which is referable to the matter giving rise to such Relevant Claim, then the Buyer shall repay to the Management Sellers the lesser of:-
7.2.1	the amount paid by the Management Sellers to the Buyer; and

7.2.2	the Sum Recovered;
less (in each case) (a) any amount of the Relevant Claim which was not settled by the Management Sellers specifically by reason of the expected recovery of the Sum Recovered by the Buyer or any Group Member and (b) the reasonable costs of recovery from such other person.

For the purposes of this paragraph, the expression “Sum Recovered” means an amount equal to the amount recovered from the third party (and for this purpose, in addition to any cash payment, any payment in kind or discount, credit or like benefit obtained shall constitute an amount recovered).

8.	Contingent Liabilities

If any Relevant Claim arises by reason of a liability of any Group Member which is a contingent liability when the Relevant Claim in respect thereof is notified to the Management Sellers, then the Management Sellers shall not be obliged to make any payment to the Buyer until such time as the contingent liability ceases to be contingent and becomes an actual liability and is due and payable. So long as any Relevant Claim arising by reason of a contingent liability shall have been notified to the Management Sellers in accordance with paragraph 3.1 above, then paragraph 3.2 shall be amended in relation to such Relevant Claim so as to require that proceedings be commenced within 9 months from the date on which the said liability ceases to be contingent.

9.	Notice of Claims

9.1	If the Buyer becomes aware of any third party claim or potential claim, matter or event which may result in a Relevant Claim (other than a claim under the Taxation Warranties) (a “Third Party Claim”) the Buyer shall, and shall procure that each relevant Group Member shall:
9.1.1	within 14 days of becoming so aware give notice of such Third Party Claim to the Management Sellers and consult with the Management Sellers in respect of such claim;

9.1.2	if so requested by the Management Sellers, take all reasonable steps or proceedings as the Management Sellers may reasonably consider necessary in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any such Third Party Claim and any adjudication in respect thereof or enforce against any person (other than the Management Sellers) the rights of the relevant Group Member and the Buyer in relation to the matter the subject of the Third Party Claim subject to the Buyer or relevant Group Member (as appropriate) being indemnified by the Management Sellers against all reasonable costs and expenses incurred in connection therewith;

9.1.3	at all reasonable times and on reasonable notice during normal office hours allow the Management Sellers and its agents access to and to inspect and take copies of all necessary books, correspondence and records of the relevant Group Member;

9.1.4	save with a majority of the Management Sellers’ prior written consent, not admit liability in respect of or compromise, or settle any such claims as aforesaid other than in circumstances where a failure to admit liability, compromise or settle would, in the opinion of the Buyer, acting reasonably, result in a material detriment to the business or goodwill of the Group.
10.	Mitigation

10.1	In assessing any damages or other amounts recoverable under this Agreement, there shall be taken into account any benefit accruing to the Buyer or the relevant Group Member in consequence of the event or breach giving rise thereto.

10.2	Nothing in this Schedule shall in any way restrict or limit the general obligation of the Buyer to mitigate any loss or damage which it may suffer in consequence of any breach by the Management Sellers of the terms of this Agreement or in consequence of any matter giving rise to a claim against the Management Sellers under this Agreement.

11.	Specific Warranties

The Management Sellers shall have no liability under this Agreement in respect of or in connection with:
11.1	EHS matters save pursuant to paragraphs 22 to 25 of Schedule 3; or

11.2	matters relating to pension arrangements or the provision of retirement or death benefit in respect of former and current employees of the Group, save pursuant to paragraphs 28 and 29 of Schedule 3.

SCHEDULE 10
Provisions regarding Retention Fund
The Retention Fund will be paid on Completion by the Buyer into a joint on-demand interest bearing deposit account with Barclays Bank Plc in the name of the Buyer’s Solicitors and the Sellers’ Solicitors (the “Retention Fund Holders”) who will hold the Retention Fund as stakeholders upon trust for the Buyer and the Institutional Sellers on the following terms:
1.	The Retention Fund Holders will make payments from the Retention Fund only in the manner provided in paragraph 3.2 of Schedule 8.

2.	Where any payment is made to the Buyer out of the Retention Fund as provided in Schedule 8, the Buyer will at the same time be entitled to a corresponding proportion of the interest accrued on the Retention Fund. Otherwise all interest accrued on the Retention Fund will be payable to the Institutional Sellers at the time of payment to them out of the Retention Fund in accordance with Schedule 8. All payments of interest to the Buyer or the Institutional Sellers will be made to the Sellers’ Solicitors and will be less any tax on such interest for which the Retention Fund Holders may be accountable.

3.	The Institutional Sellers and the Buyer will upon Completion execute the Retention Fund Instruction Letter and deliver it to its addressees, and will take all such steps and give all such other written instructions, as are necessary or desirable to give effect to the provisions of this Schedule.

SIGNED as a deed by	)
JONATHAN SHERRY	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by	)
MARTIN REES	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by	)
MICHAEL ELWINE	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by	)
TRACEY CARLINE	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by	)
ROBERT NABET	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by	)
as attorney for and on behalf of	)
LLOYDS TSB DEVELOPMENT	)
CAPITAL LIMITED in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by	)
as attorney for and on behalf of	)
LLOYDS TSB VENTURES	)
NOMINEES LIMITED in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by Graphite Capital	)
Management LLP in its capacity as manager	)
of GRAPHITE ENTERPRISE TRUST PLC	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by Graphite Capital	)
Management LLP in its capacity as manager	)
of GRAPHITE ENTERPRISE TRUST	)
LIMITED PARTNERSHIP	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by Graphite Capital	)
Management LLP in its capacity as manager	)
of GRAPHITE CAPITAL PARTNERS V ‘A’	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by Graphite Capital	)
Management LLP in its capacity as manager	)
of GRAPHITE CAPITAL PARTNERS V ‘B’	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by Graphite Capital	)
Management LLP in its capacity as manager	)
of GRAPHITE CAPITAL PARTNERS V ‘C’	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by Graphite Capital	)
Management LLP in its capacity as manager	)
of GRAPHITE CAPITAL PARTNERS V ‘D’	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by Graphite Capital	)
Management LLP in its capacity as manager	)
of GRAPHITE CAPITAL PARTNERS V ‘E’	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by Graphite Capital	)
Management LLP in its capacity as manager	)
of GRAPHITE CAPITAL PARTNERS V ‘F’	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by Graphite Capital	)
Management LLP in its capacity as manager	)
of GRAPHITE CAPITAL PARTNERS V ‘G’	)
in the presence of:	)

Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by	)
DAY INTERNATIONAL (UK) HOLDINGS	)
acting by its undermentioned officers:
Director

Director/Secretary

SIGNED as a deed by	)
DAY INTERNATIONAL INC	)
acting by Tom Koenig in the presence of:

Witness signature:

Witness Name:

Dated	2006

(1)	JONATHAN STEVEN SHERRY AND OTHERS

(2)	DAY INTERNATIONAL (UK) HOLDINGS

(3)	DAY INTERNATIONAL INC
AGREEMENT
for the sale and purchase of certain of the issued share capital of Duco Holdings Limited

Table of Contents

1.	INTERPRETATION	1
2.	SALE AND PURCHASE	9
3.	CONDITIONS	10
4.	COMPLETION	12
5.	WARRANTIES	13
6.	TERMINATION RIGHTS	14
7.	CONFIDENTIALITY	15
8.	ANNOUNCEMENTS; RIGHTS OF ACCESS	15
9.	COSTS	16
10.	NOTICES	16
11.	SELLERS’ REPRESENTATIVE	17
12.	ASSIGNMENT	18
13.	FURTHER ASSURANCE	18
14.	RIGHTS OF THIRD PARTIES	18
15.	ENTIRE AGREEMENT	18
16.	GUARANTEE	18
17.	GENERAL	19
18.	GOVERNING LAW AND JURISDICTION	21
19.	COUNTERPARTS	21
20.	EXECUTION	21

SCHEDULE 1		22

	The Sellers	22
	Part I : Management Sellers	22
	Part II Institutional Shareholders	23

SCHEDULE 2		25

	Details of the Company	25

SCHEDULE 3		27

	Non-Taxation Warranties	27

SCHEDULE 4		69

	Taxation	69

SCHEDULE 5		69

	Pre-Completion and Completion Arrangements	69

SCHEDULE 6	72

The Property	72

SCHEDULE 7	73

Obligations Pending Completion	73

SCHEDULE 8	74

Loan Note Consideration	74

SCHEDULE 9	78

Limitation of Management Sellers’ liability	78

SCHEDULE 10	83

Provisions regarding Retention Fund	83